UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.)

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KAMAN CORPORATION

(Name of Registrant as specified in its Charter)

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Notes:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
APRIL 15, 2009

Notice is hereby given that the Annual Meeting of Shareholders of Kaman Corporation will be held at the offices of the Company, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, on the 15th day of April, 2009, at 11:00 a.m., local time, for the following purposes:

1.  To elect three (3) Class 1 Directors to serve for terms of three (3) years each, until their successors are duly elected and qualify.

2.  To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the ensuing year.

3.  To transact such other business as may properly come before the meeting.

The close of business on February 17, 2009 has been fixed as the record date for determining the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

On February 26, 2009, we began mailing our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders’ use, including how to access our Proxy Statement and Annual Report to Shareholders, as well as instructions for submitting proxies by telephone or the Internet.

All shareholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

CANDACE A. CLARK, Senior Vice President,
    Chief Legal Officer, and Secretary

Dated February 26, 2009

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES USING THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. AS AN ALTERNATIVE, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH DOES NOT REQUIRE POSTAGE. VOTING OVER THE INTERNET, BY THE TOLL FREE NUMBER OR COMPLETING AND MAILING A PROXY CARD WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING. YOUR PROMPT RESPONSE IS MUCH APPRECIATED.

Table of Contents

Page #
Shareholders Entitled to Vote	1
Proxies and Voting Procedures	1
Vote Required for Quorum and Adoption of Proposals	2
Board Recommendations Regarding Proposals 1 and 2	2
Policy Regarding Director Elections where a Majority Vote Is Not Received	2
ELECTION OF THREE CLASS 1 DIRECTORS FOR THREE-YEAR TERMS (Proposal No. 1)	3
The Board of Directors recommends a Vote “For” All Nominees	3
Nominees for Election at the 2009 Annual Meeting	3
Continuing Directors	4
Directors Whose Terms Will End at the 2009 Annual Meeting	5
CORPORATE GOVERNANCE	5
Board Independence	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
Code of Business Conduct	6
The Board and Its Committees	6
Communications with the Board	7
Director Education	7
Corporate Governance Committee	7
Director Nominees	8
Audit Committee	9
Personnel & Compensation Committee	10
Compensation Committee Interlocks and Insider Participation	11
Finance Committee	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	12
Stock Ownership of Directors and Executive Officers	12
Securities Authorized for Issuance under Equity Compensation Plans	13
Beneficial Owners of More Than 5% of Common Stock	13
EXECUTIVE COMPENSATION	14
Compensation Discussion and Analysis	14
Introduction	14
Highlights	14
Oversight of the Executive Compensation Program	14
Executive Compensation Philosophy	15
Compensation Policies	15
External Market Practices	15
Market Positioning	16
Allocation of 2008 Compensation Package (Excluding Benefits)	16
Components of the Executive Compensation Program	16
Salaries	17
Annual Cash Incentive Awards	17
Award Opportunities	17
Corporate Named Executive Officers	18
Performance Measures	18
2008 Company Annual Financial Performance	19
2008 Individual Performance	19
Actual 2008 Cash Incentive Award Payments	19
Business Unit Named Executive Officer	20
Performance Measures	20
2008 Actual Financial Performance	20
Actual 2008 Cash Incentive Award Payment	20

Page #
Long-Term Incentives	20
Retirement Benefits	21
Other Benefits and Perquisites	22
Employment Agreements and Severance/Change in Control Arrangements	22
Stock Ownership Guidelines for Directors and Executive Officers	23
Material Tax and Accounting Implications of the Program	24
Personnel & Compensation Committee Report	24
SUMMARY COMPENSATION TABLE	25
Employment Agreements	26
Grants of Plan-Based Awards in 2008 Fiscal Year	28
Outstanding Equity Awards at 2008 Fiscal Year-End	29
Option Exercises and Stock Vested in Fiscal Year 2008	30
Pension Benefits	31
Non-Qualified Deferred Compensation Plan	32
POST TERMINATION PAYMENTS AND BENEFITS	33
Payments Made Upon Termination	33
Payments Made Upon Termination for Cause or Without Good Reason	33
Payments Made Upon Retirement	34
Payments Made Upon Death or Disability	34
Payments Made Upon Involuntary Termination of Employment without Cause or for Good Reason	35
Payments Made Due to Qualifying Employment Termination on or after a Change in Control	36
Coordination Between Employment Agreements and Change in Control Agreements	37
Assumptions Regarding Post Termination Payment Tables	38
General Assumptions	38
Equity-Based Assumptions	38
Incentive Plan Assumptions	38
Retirement Benefit Assumptions	39
Conditional Tax Gross-Up for 20% Excise Tax	39
Coordination with Other Tables	39
Non-Compete Assumption	39
NON-EMPLOYEE DIRECTOR COMPENSATION	46
TRANSACTIONS WITH RELATED PERSONS	47
AUDIT COMMITTEE REPORT	48
RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY (Proposal No. 2)	49
The Board of Directors Recommends a Vote “For” this Proposal	49
Principal Accounting Fees and Services	49
SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING	50
GENERAL	50
Exhibit 1
Proxy Card

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
APRIL 15, 2009

This Proxy Statement is being furnished to Common Stock holders of Kaman Corporation (the “company” or “Company”) in connection with solicitation of proxies by the company’s Board of Directors (sometimes referred to as the “Board”) for use at the company’s Annual Meeting of Shareholders (sometimes referred to as the “Annual Meeting”) to be held on Wednesday, April 15, 2009 (or at any adjournments or postponements thereof), at the time, place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders dated February 26, 2009.

As permitted by U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing our proxy materials (including this Proxy Statement and the Annual Report to Shareholders) to our shareholders over the Internet and will provide a Notice of Internet Availability of Proxy Materials by mail, rather than mailing printed copies of the proxy materials to you. The Notice of Internet Availability of Proxy Materials explains how you may access and review all of the important information contained in the proxy materials and how you may submit your proxy by telephone or the Internet. If you would like to receive a printed copy of our proxy materials, you must follow the instructions in the Notice of Internet Availability of Proxy Materials.

We began mailing the Notice of Internet Availability of Proxy Materials to shareholders of record on February 26, 2009. On that date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on a web site referred to in the Notice of Internet Availability of Proxy Materials. The proxy materials are available free of charge.

Shareholders Entitled to Vote

The record date for the Annual Meeting is February 17, 2009. Only holders of the Company’s Common Stock as of the close of business on that day are entitled to notice of, and to vote at, the Annual Meeting. As of that date, there were 25,488,520 shares of Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the meeting.

Proxies and Voting Procedures

Before the Annual Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions contained in the Notice of Internet Availability of Proxy Materials. You can do this by (i) using the Internet (http://www.proxyvoting.com/kamn), (ii) calling the toll-free telephone number (1-866-540-5760) or (iii) by completing, signing and dating the proxy card where indicated, if you have requested a printed copy of our proxy materials, and mailing or otherwise returning the card to us prior to the beginning of the Annual Meeting. Whichever method you choose, you may revoke the proxy in the manner described below at any time before it is voted.

All properly submitted proxies received prior to the Annual Meeting will be voted in accordance with their terms. If a proxy is returned signed, but without instructions for voting, the shares of Common Stock it represents will be voted as recommended by the Board of Directors. If a proxy is returned improperly marked, the Common Stock it represents will be counted as present for purposes of determining a quorum but will be treated as abstentions for voting purposes. Unsigned proxies will not be counted for any purpose.

A properly submitted proxy may be revoked at any time before it is voted. Revocation may be accomplished by (i) casting a new vote via the Internet or by telephone; (ii) giving written notice to the company’s Corporate Secretary or submitting a written later-dated proxy prior to the beginning of the Annual Meeting, or (iii) attending the Annual Meeting and voting in person. If you submit a later dated proxy, it will have the effect of revoking any proxy that you submitted on an earlier date and will constitute a revocation of all previously granted authority to vote for every proposal included on any previously submitted proxy. Attendance at the Annual Meeting will not by itself revoke a proxy. Written revocations or later-dated proxies should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to Kaman Corporation, Corporate Headquarters, 1332 Blue Hills Avenue, Bloomfield, CT 06002, Attention: Corporate Secretary.

Vote Required for Quorum and Adoption of Proposals

A majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. All shares of Common Stock represented at the Annual Meeting will be counted for quorum purposes without regard to abstentions or broker non-votes as to any particular item.

With respect to each of Proposals No. 1 and 2, a majority of the votes entitled to be cast on each matter by Common Stock holders will constitute a quorum for action on that matter. For this purpose, only shares of Common Stock held by those present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the company as provided herein will be considered to be represented at the Annual Meeting.

Directors (Proposal No. 1) are elected by a plurality of the votes cast (please also refer to the Company Policy Regarding Director Elections discussed below). Approval of Proposal No. 2 requires the affirmative vote of a majority of shares voted on the Proposal at the meeting in person or by proxy.

Broker non-votes and proxies marked to abstain or withhold from voting with respect to any item to be voted upon at the Annual Meeting will not be considered for purposes of determining the tally of shares cast for or against such item and, therefore, will not affect the outcome of Proposals No. 1 and 2.

Board Recommendations Regarding Proposals 1 and 2

The Board of Directors recommends a vote “For” Proposals No. 1 and 2. The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals No. 1 and 2 and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.

Policy Regarding Director Elections Where a Majority Vote Is Not Received

Since September 2006, the Board has maintained a policy (described in its Governance Principles) that addresses certain circumstances when a Director nominee has not received a majority of the votes cast with respect to that director. Briefly, in an uncontested election for Directors (one in which the number of nominees does not exceed the number of Directors to be elected) at a properly called and held meeting of shareholders, any Director nominee who is elected by a plurality vote, but does not receive a majority of the votes cast for that nominee shall promptly tender his or her resignation once the shareholder vote has been certified by the company’s tabulation agent. A “majority of the votes cast” means that the number of shares voted “for” a Director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that Director’s election. “Votes cast” include votes to withhold authority and exclude abstentions with respect to that Director’s election. The Corporate Governance Committee will thereafter recommend to the Board whether to accept or reject that resignation and, depending on the recommendation, whether or not a resulting vacancy should be filled. The Board will then act, taking into account the Committee’s recommendation. The Board will publicly disclose its decision and the rationale therefor in a press release to be disseminated in the customary manner, together with the filing of an SEC Form 8-K report. This process shall be completed within ninety (90) days after the shareholder vote certification. A Director who has tendered his or her resignation shall not participate in the Corporate Governance Committee’s determination process and/or the Board’s action regarding the matter.

The Corporate Governance Committee and the Board will consider the matter in light of the best interests of the company and its shareholders and may consider any information that they consider relevant and appropriate, including the:

•	Director’s qualifications in light of the overall composition of the Board;

•	Director’s past and anticipated future contributions to the Board;

•	stated reasons, if any, for the “withheld” votes and if the underlying cause can be otherwise addressed; and

•	potential adverse consequences of accepting the resignation, including failure to comply with any applicable rule or regulation (including Nasdaq rules or federal securities laws) or triggering defaults or other adverse consequences under material contracts or the acceleration of change-in-control provisions and other rights in employment agreements, if applicable.

If the Board accepts the resignation, it may, in its sole discretion, (a) fill the resulting vacancy with any other person, or (b) reduce the number of Directors of the Board to equal the number of remaining Directors. If the Board elects to fill the resulting vacancy on the Board, the term of the Director so elected shall expire at the next annual meeting of shareholders at which Directors are to be elected.

If the Board does not accept the resignation, that Director will continue to serve until the annual meeting for the year in which such Director’s term expires and until such Director’s successor shall be duly elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

ELECTION OF THREE CLASS 1 DIRECTORS FOR THREE-YEAR TERMS (Proposal No. 1)

The Board of Directors Recommends a Vote “For” All Nominees

In accordance with the company’s Amended and Restated Bylaws (the “Bylaws”), each director holds office until the annual meeting for the year in which such director’s term expires and until his or her successor shall be elected and shall qualify, unless he or she dies, resigns, retires, or is removed from office. Three individuals are nominated for election at the 2009 Annual Meeting for three-year terms that will expire at the Annual Meeting in 2012. The group includes: E. Reeves Callaway III, Karen M. Garrison, and A. William Higgins. Mr. Callaway and Ms. Garrison are currently members of the Board. Directors are elected by a plurality of the votes cast. Votes withheld will not be treated as votes cast and, therefore, will not affect the outcome of the election. Proxies may be voted only for the number of nominees named by the Board of Directors.

Following is information about each director nominee and the six directors whose terms continue after the Annual Meeting, including name, age, and business experience during the last five years. None of the organizations listed as business affiliates of the directors is an affiliate of the company.

Nominees for Election at the 2009 Annual Meeting

Class 1 Directors For a Term Expiring in 2012

E. Reeves Callaway III Mr. Callaway, 61, has been a Director since 1995. He is the Founder and President and Chief Executive Officer of The Callaway Companies, an engineering services firm.

Karen M. Garrison

Ms. Garrison, 60, has been a Director since 2006. She retired as President–Pitney Bowes Business Services, a major manufacturer of postal equipment/software and service provider, in 2004. She is a director of Standard Parking Corporation and Tenet Healthcare.

A. William Higgins

CIRCOR International, Inc., a global diversified manufacturing company that designs, manufactures, and supplies valves, related products and services to OEMs, processors, manufacturers, the military, and utilities that rely on fluid-control to accomplish their missions. He has served in that role since March, 2008 and prior to that held the offices of President and Chief Operating Officer and Executive Vice President and Chief Operating Officer of CIRCOR since 2005. Prior to joining CIRCOR, Mr. Higgins spent thirteen years in a variety of senior management positions with Honeywell International and AlliedSignal. Mr. Higgins is chairman of CIRCOR’s Board of Directors.

Continuing Directors

Class 2 Directors Whose Term Expires in 2010

Neal J. Keating

Mr. Keating, 53, was elected President and Chief Operating Officer as well as a Director of the company, effective September 17, 2007. Effective January 1, 2008, he was serving as President and Chief Executive Officer and effective March 1, 2008 he was appointed to the additional position of Chairman. Prior to joining the company, Mr. Keating served as Chief Operating Officer at Hughes Supply, a $5.4 billion wholesale distributor that was acquired by Home Depot in 2006. Prior to that, from August 2002 to June 2004, he served as Managing Director/Chief Executive Officer of GKN Aerospace, a $1 billion aerospace subsidiary of GKN, plc, serving also as Executive Director on the Main Board of GKN plc and as a member of the Board of Directors of Agusta-Westland. From 1978 to July 2002, Mr. Keating served in increasingly senior positions at Rockwell International and as Executive Vice President and Chief Operating Officer of Rockwell Collins, Commercial Systems, a $1.7 billion commercial aerospace business from 2001 through 2002.

Eileen S. Kraus

Ms. Kraus, 70, has been a Director since 1995 and currently serves as the Board’s Lead Director. She is the retired Chairman of Fleet Bank Connecticut and is a director of The Stanley Works and Rogers Corporation.

Richard J. Swift

Mr. Swift, 64, has been a Director since 2002. He is former Chairman of the Financial Accounting Standards Advisory Council and retired Chairman, President and Chief Executive Officer of Foster Wheeler Ltd., a provider of design, engineering, construction, and other services. He is a director of Ingersoll-Rand Company, Ltd., Public Service Enterprise Group Incorporated, Hubbell Incorporated and CVS Caremark Corporation.

Class 3 Directors Whose Term Expires in 2011

Brian E. Barents

Mr. Barents, 65, has been a Director since 1996. He is the retired President and Chief Executive Officer of Galaxy Aerospace Corp. Prior to that, he was President and Chief Executive Officer of Learjet, Inc. He is also a director of CAE, Inc.

Edwin A. Huston

Mr. Huston, 70, has been a Director since 2002. He is the retired Vice Chairman of Ryder System, Incorporated, an international logistics and transportation solutions company and a director of The Hackett Group (formerly Answerthink, Inc.), Tennenbaum Opportunity Fund and Unisys Corporation.

Thomas W. Rabaut

Mr. Rabaut, 60, was elected a Director effective March 1, 2008. Mr. Rabaut has served as a Senior Advisor to The Carlyle Group, a global private equity firm, since January 2007. From June 2005 to January 2007, he was President of the Land & Armaments Operating Group of BAE Systems, a global leader in the design, development and production of military systems. From January 1994 to June 2005, he served as President and Chief Executive Officer of United Defense Industries, Inc., which was acquired by BAE Systems in 2005. He is a director of Cytec Industries, Inc.

Directors Whose Terms Will End at the 2009 Annual Meeting

Mr. Robert Alvine, a Director since 2006, will retire coincident with the 2009 Annual Meeting. The company and the other members of the Board are grateful for the guidance and support that he has provided as a Director of the Company.

CORPORATE GOVERNANCE

Board Independence

The company’s Governance Principles contemplate that a significant majority of the Board should consist of independent Directors and that a director will generally be considered ‘independent’ if he or she is not a current employee, does not receive remuneration from the company other than by virtue of his or her service as a Director, and does not have a business relationship with the company. In all cases, the Board also follows legal and regulatory requirements for the definition of independence relative to Board Committee service. The Board has determined that all of the current directors and Mr. Higgins, a director nominee, are independent under this definition, with the exception of Mr. Keating, the company’s Chairman, President and Chief Executive Officer. None of the other directors or director nominees are current or former employees of the company. The company’s Governance Principles can be accessed on the company’s web site at www.kaman.com by clicking on “Corporate Governance”. In addition, all of the current directors and Mr. Higgins, a director nominee, are considered independent under Nasdaq rules, with the exception of Mr. Keating. There were no transactions, relationships or arrangements not disclosed in this proxy statement under the caption “Transactions with Related Persons” that were considered by the Board in determining the independence of any of its members.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information provided to the company by persons required to file reports under Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”), there was one Section 16(a) reporting delinquency that occurred in February 2008 attributable to an administrative delay of six business days in filing a Form 4 (Statement of Changes in Beneficial Ownership) on behalf of John J. Tedone, the company’s Vice President-Finance and Chief Accounting Officer to report awards under the company’s Stock Incentive Plan.

Code of Business Conduct

The company has for several years maintained a Code of Business Conduct applicable to all of its employees and the Board of Directors. This Code of Business Conduct is also applicable to the company’s principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions. The current Code of Business Conduct, which was amended in November 2008, may be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance” and then “Kaman Code of Conduct”.

The Board and Its Committees

The Board met seven times in 2008, six of which were regular meetings. The Board maintains the following standing committees: Corporate Governance, Audit, Personnel & Compensation, and Finance, whose responsibilities are described below. In 2008, the Audit Committee and Finance Committee each met seven times, the Corporate Governance Committee met six times; and the Personnel & Compensation Committee met five times. During 2008, Corporate Governance Committee members were also involved in the process of identifying Mr. William C. Denninger as the company’s new chief financial officer to succeed Mr. Robert M. Garneau, who retired in November 2008. The Corporate Secretary prepares a draft agenda for each committee meeting based upon each committee’s regular business and any current business; each committee chairman reviews, revises, and approves the agenda.

Each member of the Board attended more than 75% of the Board and Committee meetings. All Directors attended the 2008 Annual Meeting of Shareholders and are strongly encouraged to attend the 2009 Annual Meeting.

The company’s Board size has been set at nine for 2009, with three directors to be elected at the April 15, 2009 Annual Meeting. The company’s Bylaws provide that the Board will consist of at least three and not more than fifteen directors and while the Board is permitted to increase its size during the year, any director so elected may only serve until the Annual Meeting immediately following his/her election. The Board currently anticipates that it will seek one additional director during 2009. The company’s Governance Principles indicate that a Board size of nine to eleven individuals continues to be considered appropriate.

The Board amended the company’s Bylaws in February 2008 in order to clarify the roles of Chairman, Chief Executive Officer, and President. The Lead Director’s responsibilities were also restated by an amendment to the company’s Governance Principles in 2007 to clarify the various roles of Lead Director, including: membership on the Corporate Governance Committee; serving as Chair of the Board’s executive sessions (which are held in conjunction with each regularly scheduled meeting and at other times as needed) and of Board meetings at which the Chairman and Vice Chairman (if any) are not in attendance; liaison between the Chairman and the independent Directors; providing counsel to the Chairman and Chief Executive Officer, including provision of appropriate feedback regarding effectiveness of Board meetings, and otherwise as needed or requested; and such other responsibilities as the Board may delegate from time to time. In performing these responsibilities, the Lead Director is expected to consult with the chairpersons of other Board Committees as appropriate and solicit their participation in order to avoid the appearance of diluting the authority or responsibility of the Board Committees and their chairpersons. The Board elects its Lead Director annually and Eileen S. Kraus currently serves in that role.

The company’s Bylaws provide for mandatory Director retirement at age 72 (age 75 for Directors serving as of November 14, 2000). The Board is permitted to make an exception to the retirement age of 72 (but not the age 75 requirement), but it intends to exercise this right only under extraordinary circumstances.

In addition, the company’s Governance Principles require Directors who change the principal occupation, position, or responsibility held at the time of their election to submit a letter of resignation to the Board and a judgment will be made in each case as to the appropriateness of continued membership under the circumstances.

Communications with the Board

Shareholders or others wishing to communicate with any member of the Board of Directors, a Board Committee, or the Lead Director may do so by mail, addressed to Kaman Corporation Corporate Headquarters, c/o Corporate Secretary, 1332 Blue Hills Ave., Bloomfield, Connecticut 06002 or by e-mail through the Kaman Corporation web site at www.kaman.com using the tab “Contact Information” and choosing the “Corporate Secretary’s Office” link. The Corporate Secretary will compile all such communications and forward each item to the individual to whom it is directed or, if the communication is not directed to any particular Board member, to the entire Board. Items that the Corporate Secretary determines are frivolous, unlawful or that constitute commercial advertisements will not be included.

Director Education

The Board maintains a policy that Directors should be regularly exposed to discussion of current developments in their roles and responsibilities as directors and to information relevant to the market segments in which the company operates. During the past few years, the Board has received presentations from outside industry experts regarding developments and trends in certain market segments, presentations from outside counsel regarding certain developments in the law, and participated in training sessions regarding the company’s Code of Business Conduct. Most Directors participated in these sessions. Directors are also encouraged to attend seminars that are relevant to their responsibilities as directors, for which they would be reimbursed.

The Board and the company have an orientation process for new Directors that includes background material, meetings with senior management and visits to company facilities.

Corporate Governance Committee

The Corporate Governance Committee is composed of the chairpersons of the standing committees and the Lead Director, if the Lead Director is not already a Committee chairperson. The current members of the Committee are:

Eileen S. Kraus, Chair and Lead Director
Karen M. Garrison (Chair of the Finance Committee)
Edwin A. Huston (Chair of the Audit Committee)
Richard J. Swift (Chair of the Personnel & Compensation Committee)

The Corporate Governance Committee charter requires that each Committee member satisfy the independence requirements of Nasdaq rules, as such requirements may be amended from time to time and further, that each member be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment. All members of the Corporate Governance Committee meet these requirements. The Corporate Governance Committee’s charter can be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance,” then “Board Committee Charters” and “Corporate Governance Committee.”

The Committee assists the Board in fulfilling responsibilities related to corporate governance and also constitutes the board’s nominating committee. The Committee’s responsibilities include: board and committee organization, membership, compensation, function and performance; establishment of annual performance goals for the Chief Executive Officer and evaluation of his performance against those goals, with the evaluation being then reviewed first with the Personnel & Compensation Committee and then with the Board in executive session; succession planning for executive management; development and periodic review of governance policies and principles for the company; ongoing development and evaluation of the policies, practices, and functioning of the Board and its fulfillment of legal responsibilities in a manner that effectively serves the interests of the company’s shareholders; monitoring director compliance with stock ownership guidelines; consideration and recommendation of shareholder proposals; establishment of selection criteria for, and review and recommendation of, new Board members; administration of the Company’s policy regarding director elections as described at page 2 of this proxy statement; assuring that each standing Committee annually evaluates its own performance; recommendation of guidelines and procedures to be used by Directors and the Committee in evaluating Board performance and managing the annual performance evaluation process; recommendation of director compensation; recommendation of candidates for successor to the Chief Executive Officer; and assuring that management has established and maintains a process for filling senior executive positions other than the Chief Executive Officer.

The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically, but not less than annually, review and revise the charter, as appropriate.

Director Nominees

The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. This includes review of the suitability for continued service of each Board member when his or her term expires and when he or she has a significant change in status. Overall, the assessment includes consideration of diversity, age, skills such as understanding of industries in which the company does business, international, financial or systems background, the existence of other public company board service, etc., all in the context of an assessment of the perceived needs of the Board at that point in time. The Board is responsible for selecting its own members and in recommending them for election by the shareholders. The Board delegates the screening process involved to the Corporate Governance Committee, which consults with the Chairman and Chief Executive Officer and a third-party consultant, after which it provides recommendations to the Board. While the Corporate Governance Committee does not have specific minimum qualifications for potential directors, its policy is that all candidates, including those recommended by shareholders, will be evaluated on the same basis. A search was conducted in 2008 utilizing a nationally recognized third-party consultant to assist in identifying potential candidates. In general, the consultant is provided with the Committee’s assessment of the skill sets and experience required in the context of current Board composition and will identify potential candidates for introduction to the Committee; thereafter, consideration of any such individuals is the responsibility of the Committee in consultation with the Chief Executive Officer. The 2008 search resulted in the Committee’s recommendation of Mr. Higgins for election to the Board. The fee for this search was $80,000 plus out of pocket expenses.

Under the company’s Bylaws, only individuals nominated in accordance with certain procedures are eligible for election as directors of the company (except for the rights of preferred stock holders, of which there are none). Generally, nominations are made by the Board of Directors or any shareholder (i) who is a stockholder of record on the date of the giving of written notice and on the record date for the determination of stockholders entitled to notice of and to vote at a meeting where directors are to be elected, and (ii) who provides advance written notice, all of the foregoing in accordance with the Bylaws. A shareholder’s written notice of a proposed nomination must describe (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of the company’s capital stock which are owned beneficially or of record by the person, if any, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and its rules and regulations. The shareholder making the proposal must also provide (i) its name and record address, (ii) the class or series and number of shares of the company’s capital stock which are owned beneficially or of record by the shareholder, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and its rules and regulations. The written notice must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee and to serve as a director if elected. The Board may require any proposed nominee to furnish such other information (which may include meetings to discuss the furnished information) as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Audit Committee

The current members of the Audit Committee are:

Edwin A. Huston, Chair Robert Alvine Brian E. Barents Eileen S. Kraus

The Audit Committee’s charter requires that each Committee member: (a) satisfy the independence requirements of Nasdaq rules, the Exchange Act, and the applicable rules and regulations of the SEC, as such requirements, rules and regulations may be amended from time to time; and (b) be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director and as a member of the Committee. All members of the Audit Committee meet these requirements. In addition, if a Committee member simultaneously serves on the audit committees of more than three companies whose stock is publicly traded (including this Committee), the Board must determine that such service would not impair such member’s ability to serve effectively on this Committee; no such determination is currently required. The Audit Committee’s charter can be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance,” then “Board Committee Charters” and “Audit Committee.” The company’s Board of Directors has determined that Edwin A. Huston and Robert Alvine are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K and that each member of the Audit Committee is “independent” as that term is defined in Nasdaq rules.

The Committee is responsible for assisting the Board in fulfilling the Board’s responsibility to oversee the company’s financial reporting and accounting policies and procedures, internal controls over financial reporting, and the annual independent audit of the company’s financial statements. Its responsibilities include selection, evaluation, determination of compensation, and, where appropriate, replacement of the company’s independent registered public accounting firm, which firm reports directly to the Committee; review and consultation with the independent auditor, internal audit director, and management concerning annual and quarterly financial results and in the case of annual financial results, a determination whether to recommend to the Board that the audited financial statements for the preceding fiscal year be included in the company’s Annual Report on Form 10-K; annual evaluation of the qualifications, performance, effectiveness and independence of the company’s independent auditor and internal audit director; monitoring the company’s business risk assessment framework and principal business risks with management, the independent auditor and the internal audit director (however, this Committee is not the only board committee that reviews such business risks), and pre-approving all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by its independent auditor (which approval authority has been delegated to the Committee’s chairman for certain immaterial items subject to ratification at the Committee’s next meeting).

The Committee has also established a policy for the company’s hiring of current or former employees of the independent auditor to ensure that the auditor’s independence under applicable SEC rules and accounting standards is not impaired.

The Committee reviews disclosures, if any, made to the Committee by the company’s Chief Executive Officer and Chief Financial Officer during their certification process for the company’s periodic reports under the Exchange Act regarding: (a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls over financial reporting. The Committee has also established, and monitors management’s operation of, procedures for: the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, auditing, or other matters; as well as the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting, auditing, or other matters. The Committee meets regularly in executive session with the internal audit director and the independent auditor without management present.

The Committee’s charter reflects these responsibilities and the Committee and the Board periodically, but not less than annually, review and revise the charter, as appropriate. The Corporate Governance Committee of the Board recommends to the Board, and the Board determines, the Committee’s membership.

Personnel & Compensation Committee

The current members of the Personnel & Compensation Committee are:

Richard J. Swift, Chair Brian E. Barents E. Reeves Callaway III Thomas W. Rabaut

The Personnel & Compensation Committee’s charter requires that each Committee member meet the definitions of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and the definition of “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and otherwise meet all Nasdaq independence requirements. All members of the Personnel & Compensation Committee meet these requirements. The Personnel & Compensation Committee’s charter can be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance”, then “Board Committee Charters” and “Personnel & Compensation Committee.”

The Committee’s role is to review and approve the terms of, as well as oversee, the company’s executive compensation strategies (including the plans and policies to execute those strategies), administer its equity plans (including review and approval of equity grants to executive officers) and annually review and approve compensation decisions relating to executive officers, including those for the Chief Executive Officer (CEO) and the other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”) at page 25. This Committee considers the CEO’s recommendations when determining the compensation of the other executive officers. The CEO has no role in determining his own compensation although as part of the annual CEO evaluation process, he prepares a self-assessment for review by the Corporate Governance Committee, which shares that evaluation with this Committee. This Committee then submits its determinations regarding proposed CEO compensation at an executive session of the Board for consideration and approval.

The Committee also monitors management’s compliance with stock ownership guidelines adopted from time to time by the Board; reviews and approves employment, severance, change in control, and termination arrangements for all officers who are subject to Exchange Act Section 16 reporting obligations; periodically reviews the company’s policies and procedures for management development; and prepares the Committee’s report for inclusion in the Company’s annual proxy statement which evidences review and approval of the Compensation Discussion and Analysis included herein and also reviews and approves such other reports to shareholders as may be required by SEC or Nasdaq rules and regulations.

The Committee regularly meets in executive session with its independent consultant without any participation by management. The Committee’s Chair regularly reports the Committee’s recommendations on executive compensation to the Board of Directors. The Committee is supported in its work by the company’s human resources, legal and financial management personnel and its charter provides for the retention of independent third-party consultants and experts. A detailed discussion of the role of the Committee’s independent consultant is found under the heading “Oversight of the Executive Compensation Program” on page 14.

The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically, but not less than annually, review and revise the charter, as appropriate. The Corporate Governance Committee of the Board recommends to the Board, and the Board determines, the Committee’s membership.

Compensation Committee Interlocks and Insider Participation

None of the members of the Committee was an officer or employee of the company or any of its subsidiaries during 2008. During 2008, no executive officer of the company served as a director of, or as a member of, the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of the Board or on the Board’s Personnel & Compensation Committee.

Finance Committee

The current members of the Finance Committee are:

Karen M. Garrison, Chair Robert Alvine E. Reeves Callaway III Thomas W. Rabaut

The Finance Committee’s charter was restated in August 2008 and requires that each of its members not be currently employed by the company and be free of any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment. All of the Finance Committee’s members meet these requirements. The Committee’s charter can be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance,” then “Board Committee Charters” and “Finance Committee.”

The Committee assists the Board in fulfilling its responsibilities concerning matters of a material financial nature, including the Company’s strategies, policies and financial condition as well as its insurance-related risk management programs, and to oversee the company’s administration of its tax-qualified defined contribution and defined benefit plans. The Committee’s responsibilities include annual review of the company’s shorter-term (generally three years) business plan from the perspective of profit/loss, funds flow, capital spending and financing requirements as well as long range planning strategies; periodic review of the company’s risk management program from an insurance coverage perspective; regular meetings with management’s Pension Administrative Committee to review the performance of the Kaman Corporation Thrift and Retirement Plan and the Kaman Corporation Employees’ Pension Plan; strategic and operational review of all forms of major debt issuances; review of the financial aspects of proposed acquisitions or divestitures that exceed transaction levels for which the Board has delegated authority to management, including consideration of any substantial diversification of the company’s business and methods of financing; periodic advice and consultation with management regarding the company’s relationship with its lenders, compliance with financing agreements, including debt covenants, and dividend planning, use of significant derivative instruments, any significant foreign currency positions, and stock repurchase programs.

The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically, but not less than annually, review and revise the charter, as appropriate. The Corporate Governance Committee of the Board recommends to the Board, and the Board determines, the Committee’s membership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Stock Ownership Of Directors and Executive Officers

The following is information concerning beneficial ownership of the company’s Common Stock by each Director and Director nominee of the company, each executive officer of the company named in the Summary Compensation Table, and all Directors and executive officers of the company as a group, as of February 1, 2009. Ownership is direct unless otherwise noted.

Name	Number of Shares Beneficially Owned as of February 1, 2009		Percentage
Robert Alvine	12,000		*
Brian E. Barents	11,500		*
T. Jack Cahill	41,581	(1)	*
E. Reeves Callaway III	11,500		*
Candace A. Clark	63,777	(2)	*
William C. Denninger	2,500		*
Ronald M. Galla	50,806	(3)
Robert M. Garneau	68,053	(4)	*
Karen M. Garrison	6,000		*
A. William Higgins	0		*
Edwin A. Huston	9,500		*
Neal J. Keating	68,682	(5)	*
Eileen S. Kraus	13,651		*
Thomas W. Rabaut	2,000		*
Richard J. Swift	7,000		*
All Directors and Executive Officers as a group	448,221	(6)	1.76%

*	Less than one percent.

(1)	Includes 8,800 shares subject to stock options exercisable or which will become exercisable within 60 days. Includes 1,225 shares held jointly with spouse.

(2)	Includes 34,000 shares subject to stock options exercisable or which will become exercisable within 60 days.

(3)	Includes 40,027 shares held jointly with spouse. Includes 10,779 shares subject to stock options exercisable or which will become exercisable within 60 days

(4)	Includes 6,000 shares subject to stock options exercisable or which will become exercisable within 60 days.

(5)	Includes 14,000 shares held in a trust of which Mr. Keating and his spouse are trustees.

(6)	Includes 105,692 shares subject to stock options exercisable or which will become exercisable within 60 days.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2008 concerning Common Stock issuable under the company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2003 Stock Incentive Plan*	743,679	$18.81	1,148,099
Employees Stock Purchase Plan	—	—	369,613
Equity compensation plans not approved by security holders	—	—	—
Total	743,679	$18.81	1,517,712

*	Includes securities to be issued upon exercise of outstanding options granted under a predecessor plan.

Beneficial Owners Of More Than 5% Of Common Stock

Following is information about persons known to the company to be beneficial owners of more than five percent (5%) of the company’s voting securities. Except as otherwise indicated, all information is given as of February 1, 2009.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
Gabelli Funds, LLC(1) One Corporate Center Rye, NY 10580	2,868,284	11.3

Barclays Global Investors, N.A.(2) 45 Fremont Street San Francisco, CA 94105	1,774,652	7.0

Snyder Capital Management, Inc.(3) One Market Plaza Steuart Tower, Suite 1200 San Francisco, CA 94105	1,301,687	5.1

(1)	As reported on Amendment No. 11 to Schedule 13D filed with the SEC on June 15, 2007 and includes shares held by GAMCO Investors, Inc., MJG Associates, Inc., Gabelli Advisors, Inc., GGCP, Inc., and Gabelli Securities, Inc.

(2)	As reported on a Schedule 13G filed with the SEC February 5, 2009 and includes shares held by Barclays Global Fund Advisors and Barclays Global Investors, Ltd.

(3)	As reported on a Schedule 13G filed with the SEC February 13, 2009 and includes shares held by Snyder Capital Management L.P.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. This discussion and analysis provides information about the elements of our executive compensation program for Named Executive Officers and describes the role, responsibilities and philosophy of our Board’s Personnel & Compensation Committee (the “Committee”), which oversees the design and operation of the program. Our goal is to attract, retain and motivate talented individuals to achieve annual and longer-term financial goals for the Company that will drive increases in shareholder value. The key compensation program elements used to accomplish this are base salary, annual cash bonus, long-term incentives, benefits (including certain perquisites) and retirement benefits. Please note that the discussion that follows may contain statements regarding future individual or company performance targets and goals. These targets and goals are disclosed in the limited context of the company’s executive compensation program and should not be understood to be statements of management expectations or estimates of results or other guidance. We specifically encourage investors not to apply these statements in other contexts.

Highlights. Between 50% and 67% of total direct compensation (excluding benefits) paid during 2008 to Named Executive Officers was in the form of short-term (annual cash incentive award) and long-term performance based (LTIP) cash awards, which are directly linked to the Company’s financial performance, except for Messrs. Keating and Denninger, who have not completed their first LTIP three-year cycle due to their hire dates. The Committee determines the threshold, target and maximum level of total direct compensation for all of our Named Executive Officers using a market report prepared by the Committee’s independent consultant based upon nationally recognized surveys and a group of Russell 2000 companies of comparable revenues. We believe this compensation approach provides our executives an opportunity to earn above average compensation only when the Company delivers above average financial results.

We link our corporate executives’ annual cash incentive awards to the Company’s financial performance measured by our return on investment and growth in earnings per share as compared to the Russell 2000 Index for the immediate prior five-year period as well as performance against projected earnings per share. Only up to 10% of annual cash incentive awards for corporate level executives may be paid based on individual performance. Business unit executive officers’ annual cash incentive awards are determined based upon the accomplishment of predetermined business unit financial goals, which are compared to average results for the prior three-year period and partially to performance relative to other factors established by the Chief Executive Officer. The independent consultant report mentioned above is also utilized for this element of compensation.

We primarily provide long-term incentives to our Named Executive Officers in the form of award opportunities under the cash-based LTIP. Payments under these awards are made to the extent that the company achieves pre-established performance targets over a three-year period, and no payment for a performance period may exceed 200% of target. The Company’s three year financial performance is measured by our average return on investment, compounded growth in earnings per share and total return to shareholders as compared to the Russell 2000 Index for the same three year period. If the executive has not met share ownership requirements, up to one-third of the payment would be made in the form of the Company’s Common Stock. In cases where a Named Executive Officer has not yet concluded his first LTIP performance cycle, the Committee has considered providing restricted stock award and stock option grants to that Named Executive Officer, where appropriate.

The current global economic situation presents challenges for many companies, including Kaman. The Committee has frozen salaries at 2008 levels for Named Executive Officers and others and will consider whether or not to make merit adjustments for 2009 at another time this year. After consultation with our independent consultant, we do not believe that our executive compensation program is structured to promote inappropriate risk taking by our executives at least in part because of our share ownership requirements and limits on cash based performance payments.

Oversight of the Executive Compensation Program

The Committee directs the design of, and oversees, our executive compensation programs. A detailed discussion of the Committee’s structure, roles and responsibilities and related matters can be found above under the heading “Personnel & Compensation Committee” on page 10. During each of the last five years, the Committee has directly engaged Geoffrey A. Wiegman, founder and president of Wiegman Associates LLC, an independent compensation consulting firm to assist the Committee in fulfilling its responsibilities (Mr. Wiegman is referred to in this proxy statement as the “independent consultant”). This independent consultant regularly attends Committee meetings. He may also conduct studies at the request of the Company’s management, but did not do so during the fiscal year covered by this proxy statement. Mr. Wiegman is retained directly by the Committee and submits his invoices to the Committee chairman for approval and payment by the company. The Committee determines Mr. Wiegman’s assignments and provides the instructions for completing those assignments. During 2008, the Committee also utilized the services of outside legal counsel with respect to IRC Section 409A amendments to the Company’s executive employment agreements and Mr. Garneau’s Retirement and Consulting Agreement, discussed below.

Following is a discussion of our executive compensation program as it relates to the company’s Named Executive Officers.

Executive Compensation Philosophy

We believe that it is important to maintain objective and measurable goals in the design and administration of our executive compensation program and that the performance-based elements of the program should reflect the degree to which such goals are achieved. Periodically the Committee reviews its approach in the context of the company’s operations and strategic direction and has determined that it continues to be appropriate. We also believe that base salary, annual cash incentives, long-term incentives and retirement benefits should reflect current market practices, both individually and in total, for companies of similar size. Offering competitive pay opportunities enables the company to maintain a stable and successful management team.

The performance-based elements of the program typically consist of annual cash incentive awards under the company’s Cash Bonus Plan and awards under the company’s Stock Incentive Plan (which includes the LTIP feature). These plans have been developed with the assistance and advice of our independent consultant to emphasize achievement of specific annual and long-term financial goals and strategies as a prerequisite for payouts under either plan, all in the context of the total executive compensation program. This focus on goal achievement is balanced by policies and plan features that emphasize the executive’s alignment with the Company’s shareholders. These include the existence of stock ownership guidelines, the LTIP feature of the Stock Incentive Plan that requires executives to receive at least one-third of an award payment in Company stock if stock ownership guidelines have not been met, and caps imposed upon total awards that can be earned, annually in the case of the Cash Bonus Plan, and on a three-year basis in the case of the LTIP. The Committee has recently reviewed the continued effectiveness of its approach with the independent consultant and based upon the consultant’s advice, believes that the approach continues to serve shareholder interests and does not foster the pursuit of excessive business risk.

Compensation Policies

External Market Practices

The Committee does not use a peer group of companies to benchmark compensation. To date, the Committee has been unable to identify direct competitors that could be considered suitable peers either for the company as a whole or for its subsidiaries due to the ongoing diversity of its business segments. Instead, the Committee uses a market report prepared biennially by the independent consultant that sets forth the 25th percentile, 50th percentile and 75th percentile for base salary, annual cash incentive awards and the annualized cash value of long-term incentives based on nationally recognized compensation surveys published by Hewitt Associates and Towers Perrin, two large independent consulting firms. Exhibit 1 to this proxy statement identifies these surveys along with the number, type and size of the covered organizations. In all cases, the revenue size of organizations was adjusted by the independent consultant for each position to provide a more accurate view of the market data. In order to test the reliability of this information, the independent consultant evaluated the compensation levels of a sample of other Russell 2000 companies having annual revenues between $750 million and $1.75 billion, which are also identified on Exhibit 1 to this proxy statement. The independent consultant has advised the Committee that the data from this sample is consistent with the national compensation surveys when adjusting for company size. Using the results of this review, the Committee has made determinations with respect to base salary, annual cash incentive targets and long-term incentives that it believes are appropriate and reasonable. The independent consultant presented his last report to the Committee in 2007. In order to confirm the continued reasonableness of the 2007 data in setting CEO compensation in 2008, the independent consultant reviewed the above referenced sample of Russell 2000 companies. Based on the results of this review as summarized below, Mr. Keating’s base salary and target cash incentive award opportunity appear to be slightly more conservative than the median for chief executive officers of similar sized Russell 2000 companies.

	Base Salary	Target Annual Cash Incentive Award %
Russell 2000 sample median	$750,000	100%
Kaman	$675,000	80%

Market Positioning

The Committee’s policy is that the base salary, annual cash incentive targets and the annualized value of long-term incentives should each, over time, approximate the market median. Annual cash incentive targets and annualized value of long-term incentives currently approximate market medians. Currently, Mr. Keating is positioned somewhat below the midpoint of his salary grade and the other Named Executive Officers are positioned somewhat above the midpoint, based on the market report prepared by the independent consultant. The primary reasons for individual variation of salaries from the market median include length of time in the current position and individual performance. Based on the manner in which the company manages base salaries, it is expected that actual and market salaries will eventually converge. Since annual cash incentive targets and the annualized value of long-term incentive targets are applied to actual base salaries, total compensation levels may similarly differ from market median total compensation levels.

This policy results in a greater percentage of total compensation (excluding benefits) for the Named Executive Officers being performance based. The table below shows 2008 total performance-related percentages for the Named Executive Officers, which are essentially the same as for 2007 except for Mr. Keating, who did not receive an LTIP award until January 1, 2008.

Allocation of 2008 Compensation Package (Excluding Benefits)

	Fixed	Performance-Based
Name	Salary (% of Total)	Annual Financial Performance (% of Total)	Long-Term Financial Performance (% of Total)	Total Performance Related (% of Total)
Neal J. Keating	29%	24%	47%	71%
Robert M. Garneau	37%	22%	41%	63%
William C. Denninger†	67%	33%	0%	33%
T. Jack Cahill	41%	20%	39%	59%
Candace A. Clark	41%	20%	39%	59%
Ronald M. Galla	43%	19%	38%	57%

†	Mr. Denninger joined the company in November 2008 and his first long-term performance award grant was made effective January 1, 2009.

Components of the Executive Compensation Program

The total compensation program for the Named Executive Officers consists of the following elements:

•	Base Salaries;

•	Annual Cash Incentive Awards;

•	Long-Term Incentives;

•	Retirement Benefits; and

•	Certain Other Benefits.

Salaries

The company provides each Named Executive Officer with a base salary in order to attract and retain his or her services from year to year. The Committee annually reviews and determines the base salaries of the CEO and other Named Executive Officers. Its determination regarding the CEO is subject to the Board’s approval. Base salaries for Named Executive Officers take into account the following factors in addition to the market median for each executive: level of responsibility, prior experience, breadth of knowledge, and individual performance. Increases to base salary are generally managed by using a salary increase budget guideline. This budget guideline is based on market data and is established using nationally recognized surveys of anticipated salary increases published by Buck Consultants, Hewitt Associates, Mercer, a subsidiary of Marsh & McLennan Companies, CompData Surveys, and WorldatWork. The budget guideline is then applied to each Named Executive Officer, with the amount of salary increase, (if any) determined based upon the officer’s position within salary grade (with increase percentages slightly higher for individuals who are below the grade midpoint) and his/her supervisor’s assessment of individual contributions during the year.

The factors impacting base salary levels are not independently assigned specific weights. Rather, the Committee reviews all of the factors, including the recommendations of the CEO for his direct reports, and makes subjective base salary decisions that reflect the totality of these factors. The Committee’s recommendation to the Board regarding the CEO’s salary is made after consultation with the Corporate Governance Committee concerning its assessment of the CEO’s performance for the year. The Corporate Governance Committee solicited input from all independent directors in connection with the 2008 performance assessment.

The salaries for all of the company’s Named Executive Officers in 2008 are shown in the Summary Compensation Table that follows this Compensation Discussion and Analysis. Each Named Executive Officer received a base salary increase in 2008 ranging from 3.0% to 5.5%. Overall, these increases were at rates comparable to the increases observed by the independent consultant in the published surveys described above.

In light of current U.S. economic conditions, Mr. Keating recommended to the Committee at its November 2008 meeting, and the Committee approved, no 2009 base salary increases for corporate officers, as of January 1, 2009. The Committee will review this matter at another time in 2009 to determine whether or not to adjust base salaries.

Annual Cash Incentive Awards

Our annual cash incentive award plan (“Cash Bonus Plan”) is intended to reward employees for financial and operational performance that drives shareholder value and to focus our organization on meeting or exceeding designated individual goals. The plan provides employees, including our Named Executive Officers, the opportunity to earn cash awards for company and individual performance achieved during the calendar year performance period. The plan components include an award opportunity (expressed as a percentage of base salary), the performance measures (such as growth in earnings per share), the weighting of each measure toward the executive’s total award, and the performance goal (such as a particular earnings per share target).

Beginning with the 2008 calendar year, the Cash Bonus Plan has incorporated the requirements of Internal Revenue Code Section 162(m) in order to qualify payments under the plan as “performance-based pay” exempt from the $1 million deduction limit under the Internal Revenue Code, except to the extent that awards are based on individual performance goals or a partial performance period for employees hired during the current year.

Award Opportunities

With the assistance of its independent consultant, the Committee establishes the target award opportunity for each Named Executive Officer based principally upon market practice as demonstrated by the Hewitt, Towers Perrin and Russell 2000 surveys previously described, and our desired emphasis on performance-based pay. Positioning award targets at the market median underscores the Committee’s compensation strategy that annual cash incentive award levels should be at market median levels when performance meets targets approved by the Committee and the annual cash incentive award should only exceed median levels when performance exceeds the company’s targeted objectives.

The 2008 target performance award opportunity for each Named Executive Officer was as follows:

Named Executive Officer	Award Opportunity Expressed as % of Base Salary
Neal J. Keating	80%
Robert M. Garneau	60%
William C. Denninger	50%
T. Jack Cahill	50%
Candace A. Clark	50%
Ronald M. Galla	45%

Corporate Named Executive Officers

Performance Measures

In accordance with the Cash Bonus Plan, actual cash incentive awards for Messrs. Keating, Garneau, Denninger, Mr. Galla and Ms. Clark were primarily determined by comparing the company’s annual financial performance with performance of the Russell 2000 index companies and the executive’s individual performance. The Committee has concluded that investors seeking to invest in the company would compare its performance against other similarly sized companies as represented by the Russell 2000 Index and that the most likely measures affecting shareholder value over time are return on investment and growth in earnings per share. The Committee reviewed the continued appropriateness of this determination in 2008 and reconfirmed its continued use for the year. Financial performance goals for 2008 were established based on return on investment and growth in earnings per share as compared to the Russell 2000 Index, and actual performance against the company’s business plan, with each factor given equal weight. For each year, the company’s business plan is developed by subsidiary and corporate senior management generally beginning in October of the preceding year and is reviewed twice by the Board’s Finance Committee and approved by the Board at its February meeting.

The company’s actual return on investment and growth in earnings per share performance for the year for each performance factor is compared to the companies comprising the Russell 2000 for the immediate prior five-year period. If the company’s performance is at the median of the Russell 2000, the target cash incentive award will be earned. Financial performance in the bottom quartile results in no cash incentive award payment; performance at the median results in a cash incentive award at 100% of target for the performance goal; and performance at the top of, or above, the top quartile results in a maximum cash incentive award payment at 200% of the target for the performance goal. Interpolation is used to determine payments for financial performance between these quartiles. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets annually.

The business plan performance goal is measured with reference to the extent to which the company’s actual earnings per share performance exceeds budgeted earnings per share for 2008. If the company’s actual earnings per share meets budget, the target award for this factor is earned. To the extent that actual earnings per share exceeds budgeted earnings per share, a greater award is earned, up to a maximum of 200% of target.

2008 Company Annual Financial Performance

The following table shows the relationship between the Company’s actual annual financial performance for 2008 and the performance measures described above, the degree to which the performance measures were attained, and the resulting overall corporate performance factor.

	2008 Actual Results	Median Return For Prior 5-Year Period — Russell 2000	Percentage Of Factor Earned	Weighting Factor	% Of Target Award*
Return on Investment	9.5%	6.5%	156.6%	33.3%	51.7%

Growth In Earning per share — continuing operations	–5.5%	10.4%	—	33.3%	—

Actual versus projected performance	81.7%	N/A	63.4%	33.4%	20.9%

Overall Corporate Performance Factor					72.6%

*	This column represents the product of the Percentage of Factor Earned figures multiplied by the Weighting Factor figure.

2008 Individual Performance

Under the terms of the Cash Bonus Plan, the Committee may also grant a Corporate Named Executive Officer up to an additional 10% of his/her target award based on individual performance in 2008. Individual performance is evaluated with reference to attainment of specific measurable written goals within the Named Executive Officer’s areas of responsibility that are determined between the executive and his or her supervisor at the beginning of the year. For 2008, Mr. Keating’s individual goals related to achievement of the company’s 2008 financial performance plan, satisfactory conclusion of the Australia SH-2G program issues with the Commonwealth of Australia, increasing the volume and stability of the Precision Products segment’s Joint Programmable Fuze program production, progress in resolving operational issues at the Aerostructures Wichita facility, organizational development, working with the Board to further develop the company’s long term strategic direction, accomplishing strategic acquisitions, and management of the company’s cash flow generation. Based on the extent to which the Board determined that these goals were achieved, a total of 10% was added to his target award. Mr. Garneau’s individual goals related to managing a successful search for his successor as chief financial officer, management of acquisitions and divestitures, overseeing the company’s purchase of the Navy facility that is part of the company’s Bloomfield site and has been leased for many years, and continued work on development of the company’s overall facilities utilization plan. Based on the extent to which the Board determined that these goals were achieved, a total of 8% was added to his target award. Mr. Denninger’s assigned goals related to effective management of the transition process as the new Chief Financial Officer. Based on the extent to which the Board determined that these goals were achieved, a total of 8% was added to his target award. Mr. Galla’s goals related to evaluation of disaster recovery capability alternatives, implementation of an email archive system, and implementation of automatic data collection systems at certain locations. Based on the extent to which the Board determined that these goals were achieved, a total of 10% was added to his target award. Ms. Clark’s goals related to support and execution of acquisitions that occurred in 2008, managing the legal aspects of resolving the contract dispute associated with the Australia SH-2G program, and implementation of corporate governance enhancements. Based on the extent to which the Board determined that these goals were achieved, a total of 10% was added to her target award.

Actual 2008 Cash Incentive Award Payments

In February 2009, the following total annual cash incentive awards earned for calendar year 2008 were made to the Named Executive Officers: Mr. Keating, $446,040; Mr. Garneau, $261,041; Mr. Denninger, $21,801; Mr. Galla, $108,908 and Ms. Clark, $140,007. These awards are reported in the “Non-Equity

Incentive Compensation” column in the Summary Compensation Table. Expressed as a percentage of base salary at calendar year end, the payments were as follows: Mr. Keating: 66%; Mr. Garneau: 48%; Mr. Denninger: 40%; Mr. Galla: 37%; and Ms. Clark: 41%. Mr. Garneau’s cash incentive award was prorated to reflect the number of days from January 1, 2008 to his retirement on November 30 divided by 365. Mr. Denninger’s cash incentive award was also pro rated to reflect his period of employment from November 17 to December 31, 2008. These awards reflect corporate achievement at 72.6% of the Company’s target performance plus the percentages indicated above for individual performance.

Business Unit Named Executive Officer.

Performance Measures. The 2008 annual cash incentive award for Mr. Cahill, president of the Industrial Distribution segment, was calculated based on (i) predetermined financial goals for the segment as established by the Chief Executive Officer, and (ii) performance relative to other factors described below. The financial goals and their weighting were: budgeted return on investment versus target return on investment (20%), actual return on investment versus budgeted return on investment (20%), actual return on investment versus target return on investment (40%), and growth in earnings (20%). Target return on investment is established for each segment based on its historical performance for the three previous calendar years. For each segment, there are also other factors established by the CEO and achievement of each of these factors results in the earning of “points”. The Cash Bonus Plan requires that a minimum number of “points” be accumulated for a cash incentive award to be earned and the more points that are earned, the greater the cash incentive award. The company includes the factor of budgeted return on investment versus target return on investment in order to incent management to develop both aggressive and realistic goals. The accomplishment of this factor alone is not sufficient to earn a cash incentive award.

2008 Actual Financial Performance. This segment’s target return on investment for 2008 was in the range of 26% to 27%, roughly equivalent to its 2008 business plan. The 2008 target return compares to a target return of 25% for 2007. The segment’s actual 2008 return on investment was approximately 22.9%. The segment’s actual return on investment performance compared to both target return and business plan was approximately 86%. Growth in operating income for 2008 was approximately 7%, which was 89% of the segment’s target. Mr. Cahill’s “other factors” related to acquisitions, achievement of national account wins, and other operational improvement factors. Given the weightings described above, 2008 financial performance by the Industrial Distribution segment and achievement of other company performance factors resulted in a performance factor of 69.4% with respect to Mr. Cahill.

Actual 2008 Cash Incentive Award Payment. In February 2009, Mr. Cahill received a total annual cash incentive award earned for calendar year 2008 of $126,655 and this award, which represents 35% of Mr. Cahill’s 2008 base salary, is reported in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

In light of challenging U.S. industrial economic conditions, Mr. Cahill has determined that no salary increases be implemented at the Industrial Distribution segment for 2009 and a determination will be made later this year about whether to adjust such salaries. The Committee will evaluate Mr. Cahill’s salary at that time as well.

Long-Term Incentives

The Committee uses long-term incentive awards (the LTIP) based on the company’s actual performance with respect to performance measures designated by the Committee under the company’s Stock Incentive Plan to focus executive officers on long-term performance. The awards are based upon three-year performance periods and the payment amount for completed performance periods is determined by a comparison of the company’s financial performance for the three-year period with performance of the Russell 2000 Index for the same period. Payments attributable to completed performance periods are made in cash unless a participant has not yet achieved his or her required stock ownership level per the guidelines adopted by the Committee in 2006. Where stock ownership guidelines are not met, the Committee may direct that up to one-third of the earned award be paid in company stock. These awards are intended to qualify as performance-based compensation in accordance with the requirements of Internal Revenue Code Section 162(m).

During 2008, the Committee granted equity-based awards only to Messrs. Keating and Denninger among the Named Executive Officers. The Committee granted Mr. Keating 30,000 shares of restricted stock in recognition of the fact that he will receive no payout under the long-term incentive program until 2011. The Committee granted Mr. Denninger 2,500 shares of restricted stock and a stock option for 10,000 shares as part of the compensation package it determined was necessary to induce him to join the company as its chief financial officer.

As of January 1, 2008, the Committee elected to continue using cash based long term incentives in lieu of equity grants because each of the Named Executive Officers (other than the newly hired Mr. Denninger) own significant stakes in the company and either met or were progressing in achieving compliance with stock ownership guidelines at the time.

The Committee uses the following performance measures and weightings based on its determination of their importance as indicators of the company’s long term success: three-year average return on total investment (40%), average annual compounded growth in earnings per share (40%), and three-year total return to shareholders (20%). The company’s actual performance for each performance factor is compared to performance of the companies comprising the Russell 2000 Index for the same three-year period. The Committee chooses the Russell 2000 Index companies as the performance comparator for long-term financial performance for much the same reason as it did in the annual cash incentive award plan — the Committee has determined that these are the type of companies against which an investor would likely compare the company’s performance in considering investment decisions. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets annually.

Financial performance in the 1st quartile results in no award payment; performance at the median results in an award payment at 100% of target; and performance at the top of, or above, the 3rd quartile results in a maximum award payment at 200% of the target. Interpolation is used to determine payments for financial performance between these quartiles. The methodology for determining the financial targets remains the same year to year, although the actual targets vary for each performance period based on the three-year performance of the Russell 2000 companies. Grants made for the performance period beginning on January 1, 2008 through December 31, 2010 are disclosed in last year’s proxy in the “Grant of Plan-Based Awards” table on page 28.

Payments earned, if any, are generally paid in June of the year following the end of the performance period. This payment date gives the Committee time to collect and analyze the performance result of the Russell 2000 companies for the performance period. While amounts earned for the performance period January 1, 2006—December 31, 2008 are not yet determinable, the amounts accrued as of December 31, 2008 for financial statement purposes for that performance period are as follows: Mr. Garneau, $427,778; Mr. Cahill, $416,535; Mr. Galla, $306,680; and Ms. Clark, $390,502. The company’s financial results for the January 1, 2008—December 31, 2010 performance period will be based upon performance of the company’s continuing operations. Mr. Garneau’s figure represents a pro rata payment at target. Actual amounts earned for the performance period January 1, 2005—December 31, 2007 and which were paid in June 2008 (and previously reported in a report on Form 8-K filed as Document No. 0000054381-08-000072) are shown in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table on page 25 as 2007 compensation.

Retirement Benefits

The company offers a tax qualified defined benefit pension plan for most of its employees including the Named Executive Officers. Tax rules restrict the amount of benefit that can be accrued for higher paid employees under this plan. The company maintains a Supplemental Employees’ Retirement Plan, which we refer to as the SERP, to pay the difference in retirement benefits between what the officer would be entitled to receive from the company’s qualified pension plan, but for government imposed restrictions, and what is actually received from the qualified plan. The purpose of these plans is to provide a reasonable level of retirement income taking into account pre-retirement earnings and length of service with the company. The change in the value of the tax-qualified pension plan and SERP benefits in 2008 is shown in the Summary

Compensation Table at page 25 and the full value of these benefits at normal retirement age is shown in the Pension Benefits Table at page 31.

Since 2006, pension-eligible compensation under the SERP has been limited solely to base salary and annual cash incentive awards paid, consistent with competitive practice. In 2007, the Board amended its SERP in connection with the Named Executive Officers agreeing to revised employment and change in control agreements and the change to the definition of pension earnings. Specifically, the SERP was changed to provide that pension earnings would be based on the highest five years of pension earnings over the last ten years whether or not consecutive, effective January 1, 2005. This change allowed long service executives to avoid an immediate decrease in their pension earnings. Mr. Garneau’s pension accrual in the Pension Benefit Table reflects this. The Board also generally provided for payments not made to a Named Executive Officer as a retirement benefit under the SERP during his or her lifetime to be paid as a lump sum death benefit to the surviving spouse or the executive’s estate (in the case of an executive who dies without a surviving spouse). In February 2008, the Board further amended the SERP to provide for interest on delayed lump sum benefits as required to comply with recent federal tax law changes. Section 409A of the Internal Revenue Code requires that any payments to the Named Executive Officers on account of separation from service be delayed for six months. The amendment compensates the Named Executive Officer for this delay by providing interest on the lump sum amount using the short-term monthly rate under Internal Revenue Code Section 1274, for the month in which the officer’s retirement occurs.

Other Benefits and Perquisites

A select group of highly compensated management employees, including the Named Executive Officers, are eligible to participate in our Deferred Compensation Plan, which permits deferral of certain types of compensation. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the Non-Qualified Deferred Compensation Plan Table, below at page 32. The company provided perquisites to certain executives in 2008 to recognize the interrelationship of personal and business demands and to assist them in managing their financial affairs, leaving more time for attention to company matters. These perquisites include: (1) use of an automobile leased by the company with reimbursement of maintenance costs and the ability to acquire the vehicle; (2) eligibility for one country club membership, with the executive responsible for any personal use, (3) a taxable allowance of up to $10,000 for financial counseling services, which may include tax preparation and estate planning services, and (4) and in connection with Mr. Keating’s recruitment, an allowance for reasonable living expenses and the benefits of a relocation management agreement to assist in his move to a residence in Connecticut. The Summary Compensation Table provides information regarding the incremental cost of perquisites for the Named Executive Officers in 2008. The company maintains one corporate aircraft, which is used predominately for business purposes.

In April 2008, the Committee approved a relocation management agreement between the company and Cartus Corporation in order to assist Mr. Keating with relocation of his family to Connecticut. Payments were made by Cartus under the Agreement on Mr. Keating’s behalf, consisting principally of closing costs for the sale of his residence in Florida and moving expenses for his family’s relocation to Connecticut. These amounts are described in footnote 5 to the Summary Compensation Table at page 25.

Employment Agreements and Severance/Change in Control Arrangements

The company has entered into employment agreements and change in control agreements with our Named Executive Officers. The terms and conditions of the agreements are described beginning on page 26. The Committee has extended employment agreements for the Named Executive Officers in order to encourage the retention of valuable executive talent, discourage competitors from attempting to hire those executives, and to protect the company in the event that an executive departs by strictly prohibiting the disclosure of confidential information, limiting the executive’s ability to compete with the company after employment termination, requiring the signing of a release agreement before the payment of severance benefits and imposing reasonable post-employment cooperation obligations. The Committee believes that the change in control agreements serve the interests of our company and its shareowners by ensuring that if a hostile or friendly change of control is ever under consideration, our executives will be able to advise our board of directors about the potential transaction in the best interests of shareowners, without being unduly influenced by personal considerations.

During 2006, the Committee reviewed and analyzed these employment agreements and change in control agreements and in February 2007, at the recommendation of the Committee, our board of directors amended these agreements to:

•	modify the change in control definition to exclude the sale of a subsidiary with respect to a parent company executive;

•	restrict when an executive would be entitled to a Section 280G tax gross-up payment;

•	require a signed release in exchange for severance benefits in all events; and

•	revise certain other provisions so that the payments under the agreements are exempt from, or comply with, the requirements of Internal Revenue Code Section 409A.

The employment and change in control agreements for Messrs. Keating and Denninger, both of whom joined the company after February 2007 are essentially the same as the agreements entered into by the other Named Executive Officers in February 2007, except for differences reflecting Mr. Keating’s position as President and Chief Executive Officer (beginning on January 1, 2008), the grants of stock incentive awards discussed above and, in Mr. Keating’s case, the provision of limited reimbursement of living expenses. Information regarding each of the Named Executive Officers’ agreements and the payments that would be received under different termination circumstances are set forth below in “Potential Payments Upon Termination or Change In Control”.

The Company has also entered into a Retirement and Consulting Letter Agreement with Mr. Garneau, who retired on November 30, 2008, in order to assure his availability to address any transition matters with Mr. Denninger until March 31, 2009.

Stock Ownership Guidelines for Directors and Executive Officers

Since 2006, the Board has maintained stock ownership guidelines for both non-employee Directors and corporate management. The Board believes that the Directors and senior management should have a significant equity position in the company and that these guidelines further the Board’s interest in encouraging a longer-term focus in managing the company.

Under the guidelines, non-employee Directors are required to have an ownership multiple of 3 times their annual cash retainer, which was $45,000 in 2008. Directors who do not meet the ownership guidelines must hold shares received pursuant to restricted stock grants (with such shares being netted for the income tax effect thereof) for a period of 3 years or until the guidelines are met, whichever is earlier. The stock ownership guidelines for senior management require covered executives to retain one-third of the net after-tax gain realized under equity-based compensation awards granted after the adoption of the guidelines, until they achieve and continue to maintain the following stock ownership levels:

President and Chief Executive Officer	3 times salary

Participants in the Long-Term Incentive Award Program under the 2003 Stock Incentive Plan (generally, less than 10 individuals)	2 times salary

All Other Corporate Officers (generally, about 10 individuals)	1 times salary

The Committee reviews stock ownership levels of executives subject to these guidelines on a quarterly basis. Neither exercisable stock options nor restricted stock that remains subject to restrictions are included in the determination of compliance with the ownership levels set forth above. While all Named Executive Officers, with the exception of Messrs. Keating and Denninger, who have joined the company within the past few years, met stock ownership requirements during portions of 2008, significant fluctuations in the company’s stock price during the last half of 2008 due to overall adverse economic conditions affecting virtually all U.S. industry, resulted in certain of the Named Executive Officers falling below such requirements. The Committee has taken specific note of the fact that economic conditions beyond the company’s control have affected its stock price and that this should be taken into account in evaluating an executive’s progress in meeting ownership requirements. With the exception of Messrs. Keating and Denninger, no equity-based awards were granted in 2008.

In determining whether the guidelines have been achieved at any particular point, the price of the Common Stock will be the higher of (i) the then current market value determined by the closing price of the Common Stock on the date of the determination; or (ii) the closing price on February 21, 2006, which was $21.13. The closing price of the Common Stock on February 2, 2009 was $19.51.

Material Tax and Accounting Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to the company’s Chief Executive Officer and the three other most highly compensated executive officers (excluding the Chief Financial Officer). However, “performance-based compensation” that meets certain requirements under Section 162(m) is exempt from this deduction limitation. In general, the Committee structures incentive compensation such as annual cash incentive awards (under its Cash Bonus Plan) and cash-based LTIP awards (under its Stock Incentive Plan) to qualify for this exemption. In 2008, none of the company’s compensation to its Named Executive Officers exceeded the Section 162(m) limit. In order to ensure continued compliance with Section 162(m), the company’s executive officers agreed in 2008 to condition their rights to a pro-rata payment of cash-based LTIP awards due to termination of their employment by the company without cause or due to retirement upon actual company performance (as opposed to payment at target) for performance periods beginning after January 1, 2009.

Personnel & Compensation Committee Report

The Personnel & Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and concurs with its contents. Based on this review and discussion, the Personnel & Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement on Schedule 14A and incorporated in its annual report to the SEC on Form 10-K for the year ended December 31, 2008.

Personnel & Compensation Committee

Richard J. Swift, Chair
Brian E. Barents
E. Reeves Callaway III
Thomas W. Rabaut

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

SUMMARY COMPENSATION TABLE

The table, footnotes and narrative below describe the aggregate compensation earned by each of our Named Executive Officers for our 2006, 2007 and 2008 fiscal years. For information on the role of each component within the total compensation package, see the description under “Compensation Discussion and Analysis” beginning on page 16.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
NEAL J. KEATING	2008	$675,000	$179,632	$—	$446,040	$97,766	$434,015	$1,832,453
Chairman, President and Chief	2007	$186,668	$—	$—	$298,666	$6,500	$22,200	$514,034
Executive Officer(6)	2006	$—	$—	$—	$—	$—	$—	$—

ROBERT M. GARNEAU	2008	$542,667	$163,404	$(60,432)	$261,041	$1,328,172	$603,628	$2,838,480
Executive Vice President and	2007	$575,000	$212,304	$227,994	$1,451,714	$1,587,200	$59,001	$4,113,213
Chief Financial Officer(7)	2006	$550,000	$68,468	$227,568	$1,169,600	$1,302,800	$24,805	$3,343,241

WILLIAM C. DENNINGER	2008	$54,098	$1,893	$3,038	$21,801	$—	$1,575	$82,405
Senior Vice President	2007	$—	$—	$—	$—	$—	$—	$—
And Chief Financial Officer(8)	2006	$—	$—	$—	$—	$—	$—	$—

T. JACK CAHILL	2008	$365,000	$1,366	$(202,634)	$126,655	$96,746	$50,566	$437,699
President, Kaman Industrial	2007	$350,000	$20,510	$282,391	$558,124	$666,900	$31,946	$1,909,871
Technologies Corporation	2006	$336,000	$40,085	$122,014	$619,309	$406,900	$20,712	$1,545,020

CANDACE A. CLARK	2008	$339,000	$1,290	$(75,765)	$140,007	$269,550	$42,415	$716,497
Senior Vice President	2007	$326,000	$25,815	$122,567	$679,653	$593,100	$24,368	$1,771,503
and Chief Legal Officer	2006	$315,000	$53,546	$108,451	$552,089	$304,000	$21,485	$1,354,571

RONALD M. GALLA	2008	$293,000	$1,093	$(64,510)	$108,908	$268,435	$51,197	$658,123
Senior Vice President and	2007	$282,000	$21,628	$103,629	$536,722	$508,300	$23,065	$1,475,344
Chief Information Officer	2006	$268,000	$44,466	$93,062	$403,159	$177,300	$29,235	$1,015,222

(1)	Represents restricted stock awards granted in prior years for which compensation cost was recognized during the year without regard to estimated forfeitures, valued in accordance with FAS 123 (R). Please refer to Footnote 20 contained in the company’s audited consolidated financial statements for the year ended December 31, 2008 in its Annual Report to the SEC on Form 10-K.

(2)	Represents the fair value of stock options and stock appreciation rights granted in prior periods for which compensation cost was recognized during the year without regard to estimated forfeitures valued in accordance with FAS 123 (R). The negative amount reflects the reversal of stock appreciation rights expense under SFAS 123R because of the decline in the company’s stock price during the year. Only the previously expensed portion of the awards that were previously reported in the Summary Compensation Table were reversed. Please refer to Footnote 20 contained in the company’s audited consolidated financial statements for the year ended December 31, 2008 in its Annual Report to the SEC on Form 10-K.

(3)	Represents cash awards earned by Named Executive Officers during the applicable fiscal year under our Cash Bonus Plan, which plan is discussed under “Compensation Discussion and Analysis” beginning on page 17. Does not reflect payments that cannot yet be determined but which may become due under the LTIP for the January 1, 2006—December 31, 2008 performance period. The 2007 figure reflects the LTIP payment made in June 2008 under the LTIP feature of the 2003 Stock Incentive Plan for the January 1, 2005 — December 31, 2007 performance period. Our LTIP is discussed in further detail on page 20, of the Compensation Discussion and Analysis.

(4)	Represents the total change in the present value of accrued benefits under our pension plan and SERP from year to year. For 2007 and 2008, these changes for the pension plan have been calculated by assuming all executives are employed until retirement and benefits commence at the earlier of normal retirement age (generally age 65) and the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service). The pension plan change for 2006 was calculated in the same manner as in 2007 and 2008 except for disregarding the possibility of commencing unreduced benefits at the earliest possible date. With respect to the SERP, these changes for all years were calculated using the Pension Protection Act interest rate methodology and eliminating pre-retirement mortality assumptions (as all benefits are paid in a single lump sum). Mr. Garneau’s 2008 change in pension value reflects his years of service, compensation level and early retirement factors due to his retirement on November 30, 2008 (his “normal” retirement date at age 65 would have occurred in March 2009). Mr. Cahill’s increase is lower than it would otherwise be due to his having reached the maximum years of service under that are considered for benefit calculation purposes (30 years).

(5)	Represents the aggregate amounts attributable to all other compensation for each Named Executive Officer not reported in the previous columns, consisting of participation in our life insurance program for senior executives, employer matching contributions under our Thrift and Retirement Plan (401(k)), supplemental employer contributions under our Deferred Compensation Plan (if any), payments under the Medical Expense Reimbursement program (“MERP”) and perquisites. The company’s perquisite program for executive officers provides (1) a leased automobile, reimbursement for maintenance costs and the ability to acquire the vehicle: (2) tax/estate planning reimbursement up to $10,000 per individual per calendar year: (3) for Mr. Keating, fees for personal use of a country club membership; and (4) costs totaling approximately $402,000 associated with Mr. Keating’s relocation to Connecticut, including principally, brokers’ commission of $252,000 and other closing costs of $44,565 associated with the sale of Mr. Keating’s residence and payment of $85,646 for moving expenses made on his behalf through a relocation management agreement between Cartus Corporation and the company. Amounts in this column also represent certain elements of the payments made, or to be made, to Mr. Garneau in connection with his Retirement and Consulting Agreement (which is described under the caption Employment Agreements on page 26,) including the present value of life insurance premiums totaling $419,219 and the value of the company vehicle that was transferred to him of $48,100 (the Kelley Blue Book trade-in value). Detail concerning all payments made, or to be made, to Mr. Garneau under the Retirement and Consulting Agreement are located under the caption Employment Agreements at page 26. Ms. Clark, the company’s chief legal officer, was authorized to use the corporate aircraft on one occasion in March 2008 to meet a personal commitment after being held unexpectedly at company headquarters to finalize negotiations for the Australia SH-2G program termination agreement. The amount reflected in this column represents incremental variable operating costs which include fuel, calculated on the basis of aircraft-specific flight per hour average consumption rate, and hourly maintenance contract charges. Because the corporate aircraft is primarily used for business purposes, capital and other fixed expenditures are not treated as variable operating cost for this purpose.

(6)	Mr. Keating served as President and Chief Operating Officer from September 17, 2007 to January 1, 2008. Effective January 1, 2008, he became President and Chief Executive Officer and effective March 1, 2008, assumed the additional position of Chairman.

(7)	Mr. Garneau retired from the Company effective November 30, 2008. He entered into a Retirement and Consulting Letter Agreement with the company in conjunction with his retirement and that arrangement is described under the caption Employment Agreements below. 2007 compensation figures shown in the Stock Awards column reflects an additional $176,461 of restricted stock award expense under FAS 123(R) allocable to 2007 to correct an administrative error in not disclosing this amount in the company’s proxy statement filed on March 5, 2008 with respect to Mr. Garneau.

(8)	Mr. Denninger joined the Company on November 17, 2008 as Senior Vice President — Finance and was appointed Senior Vice President and Chief Financial Officer upon Mr. Garneau’s retirement.

Employment Agreements

We currently have Employment Agreements and Change in Control Agreements with all Named Executive Officers except Mr. Garneau. The term of the Employment Agreements generally extend until January 1, 2010, subject to annual renewal thereafter, at the discretion of the Board. The same type of Employment Agreement was also in place with Mr. Garneau, however it was terminated in connection with his retirement in November 2008; the terms of our retirement agreement with Mr. Garneau are described below. Mr. Denninger’s agreement, which was entered in November 2008, is also described in more detail below. Pursuant to the agreements in place during 2008, the Named Executive Officers were provided the 2008 salary levels listed in the Summary Compensation Table. The following target annual cash incentive award opportunities were also provided, representing a percentage of annual base salary: Mr. Keating, 80% Mr. Garneau, 60%; Mr. Cahill, 50%; Ms. Clark, 50%; and Mr. Galla, 45%. Mr. Denninger’s target annual cash incentive award percentage was 50% and the actual cash incentive awards paid represented a pro rata amount for the period of his employment in 2008. These agreements further provide for participation in our employee benefit programs generally applicable to our senior executives, except that (a) Messrs. Keating, Cahill and Garneau are entitled to continued premium payments for their lifetime under our Senior Executive Life Insurance Program under certain circumstances and (b) Mr. Cahill is entitled to 5 weeks paid vacation. The agreements for all Named Executive Officers have previously been disclosed. The terms of the change in control agreements are described in detail below.

In conjunction with Mr. Denninger’s retention as the company’s Senior Vice President and Chief Financial Officer, the Committee approved an Executive Employment Agreement and a Change in Control Agreement with him, which agreements are substantially identical to the agreements of the other Named Executive Officers. The term of the Employment Agreement is two (2) years, beginning November 17, 2008 (the “Effective Date”), subject to annual renewal thereafter at the discretion of the Board. Mr. Denninger’s initial annual base salary is $440,000, with any further increases to be at the discretion of the Board. The Employment Agreement provided for a restricted stock award of 2,500 shares of Common Stock and a non-qualified stock option for 10,000 shares of Common Stock, under the terms of the Company’s 2003 Stock

Incentive Plan, effective on the Effective Date. The options will vest and the restrictions will lapse at the rate of twenty percent per year, beginning one year after the grant date. Vesting or lapse of restrictions may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event or in other termination of employment circumstances in accordance with the Employment Agreement and Change in Control Agreement. The Employment Agreement also provides for his participation in our employee benefit programs generally applicable to senior executives, including the SERP and LTIP feature of the Stock Incentive Plan. In addition, under the Employment Agreement, the company will provide him with up to three weeks vacation, premium payments towards a $1.0 million life insurance policy owned by him, reasonable tax accounting and tax/estate planning services in accordance with company policy, and a company car. The Change in Control Agreement provides Mr. Denninger with enhanced severance protection after a “change in control” of the company (as defined in the agreement and consistent with the agreements of other Named Executive Officers). The term of this agreement is four years, subject to annual renewal thereafter at the discretion of the Board. Severance benefits under both the Employment Agreement and the Change in Control Agreement are described in detail under the caption Post Termination Payments and Benefits section of this proxy statement at page 33.

Because the search for Mr. Garneau’s successor as Chief Financial Officer was completed successfully with the hiring of Mr. Denninger in advance of the originally anticipated schedule, Mr. Garneau, 64, elected to retire on November 30, 2008 (prior to March 2009, being his scheduled retirement date under his then existing Employment Agreement) after approximately 28 years of service. The Committee concurred with this decision but wanted to assure Mr. Garneau’s availability for a certain period to address any transition matters and at its regularly scheduled meeting on November 11, 2008, the Committee approved a Retirement and Consulting Letter Agreement, by virtue of which Mr. Garneau’s Employment Agreement and Change in Control Agreement were terminated. He is serving as a consultant until March 31, 2009. The consulting services will involve assisting Mr. Denninger, as needed, for up to 30 hours per month and Mr. Garneau will (a) be paid $25,000 per month during the consulting period, (b) receive title to his company automobile on an “as is” basis, with the automobile’s fair market value being taxable to him, (c) receive a pro-rata portion of his annual cash incentive award for the 2008 year, based on the Company’s actual financial performance; and (d) receive a pro-rata cash payment of his currently outstanding LTIP awards, based on target performance. These benefits are described under the caption Employment Agreements at page 26. Mr. Garneau is also entitled to his accrued and vested benefits under the Company’s compensation and benefit programs, which include existing rights to supplemental pension benefits and stock options. The Retirement and Consulting Letter Agreement contains substantially the same provisions that were found in his Employment Agreement with regard to post employment matters including non-solicitation, non-competition, non-disparagement, and return of company property.

Grants of Plan-Based Awards in 2008 Fiscal Year

The following grants were made during the 2008 fiscal year to our Named Executive Officers pursuant to the company’s Cash Bonus Plan and 2003 Stock Incentive Plan.

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards*				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Neal J. Keating	1/1/2008	(1)	$0	$540,000	$1,080,000
	1/1/2008	(2)		1,080,000	2,160,000
	9/23/2008	(3)							30,000			30.36
Robert M. Garneau*	1/1/2008	(1)	$0	$325,600	$651,200
	1/1/2008	(2)		198,978	198,978
William C. Denninger	11/17/2008	(1)	$0	$27,049	$54,098
	11/17/2008	(3)		—	—				2,500			21.27
	11/17/2008	(4)								10,000	21.27
T. Jack Cahill	1/1/2008	(1)	$0	$182,500	$365,000
	1/1/2008	(2)		346,750	693,500
Candace A. Clark	1/1/2008	(1)	$0	$169,500	$339,000
	1/1/2008	(2)		322,050	644,100
Ronald M. Galla	1/1/2008	(1)	$0	$131,850	$263,700
	1/1/2008	(2)		263,700	527,400

*	Under Mr. Garneau’s Retirement and Consulting Letter Agreement, this LTIP grant was paid pro rata based upon target performance.

(1)	Represents annual Cash Bonus Plan participation for the 2008 fiscal year. Actual determination of the award amount, and its payment, was made in February 2009. Please see the Annual Cash Incentive Awards section of the Compensation Discussion and Analysis at page 17.

(2)	Represents a long term incentive grant under the LTIP feature of the 2003 Stock Incentive Plan for the three-year performance period 1/1/08 – 12/31/10. Payments, if any are earned, will not be made until approximately June of 2010. Please see the Long Term Incentive Compensation section of the Compensation, Discussion and Analysis at page 20. Figures in this column represent estimated payments accrued by the company as of December 31, 2008.

(3)	Represents restricted stock award grant under the 2003 Stock Incentive Plan.

(4)	Represents stock option grant under the 2003 Stock Incentive Plan.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table lists the outstanding stock options, stock appreciation rights and restricted stock awards at December 31, 2008 for each of our Named Executive Officers.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exer- cisable		Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable(1)	Equity Incentive Plan Awards Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Stock Awards Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Number of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Neal J. Keating								9/17/2007	16,000	$290,080
								9/23/2008	30,000	$543,900
Robert M. Garneau			12,000		$11.4950	2/22/2005	11/30/2013
William C. Denninger			10,000		$21.2700	11/17/2008	11/17/2018	11/17/2008	2,500	$45,325
T. Jack Cahill	368				$16.3125	2/13/2001	2/13/2011
T. Jack Cahill	1,432				$16.3125	2/13/2001	2/13/2011
T. Jack Cahill	3,600	*			$14.5000	2/12/2002	2/12/2012
T. Jack Cahill	7,000				$14.5000	2/12/2002	2/12/2012
T. Jack Cahill	11,680	*			$9.9000	2/25/2003	2/25/2013
Candace A. Clark	6,000				$14.5000	2/9/1999	2/9/2009
Candace A. Clark	7,500				$10.3125	2/15/2000	2/15/2010
Candace A. Clark	10,500				$16.3125	2/13/2001	2/13/2011
Candace A. Clark	5,470				$14.5000	2/12/2002	2/12/2012
Candace A. Clark	10,530				$14.5000	2/12/2002	2/12/2012
Ronald M. Galla	2,000				$16.3125	2/13/2001	2/13/2011
Ronald M. Galla	2,814				$14.5000	2/12/2002	2/12/2012
Ronald M. Galla	5,965				$14.5000	2/12/2002	2/12/2012

*	Represents stock appreciation rights.

(1)	Unless otherwise stated, options and stock appreciation rights vest at the value of twenty percent per year, beginning one year after the grant date and have a term of 10 years. Vesting of these awards may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the 2003 Stock Incentive Plan. Please see the Post Termination Payments and Benefits section at page 33.

(2)	Market value is calculated based on the closing price of the company’s Common Stock on December 31, 2008 (the last business day of the year), which was $18.13.

(3)	Unless otherwise stated, restrictions lapse with respect to restricted stock awards at the rate of twenty percent per year, beginning one year after the grant date. Lapsing of restrictions may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the 2003 Stock Incentive Plan. Please see the Post Termination Payments and Benefits section at page 33.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table provides information about the actual value attributable to the exercise of stock options and stock appreciation rights and the lapse of restrictions with respect to restricted stock awards for our Named Executive Officers during the 2008 fiscal year.

	Option Awards				Stock Award
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Exercise Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)	Vesting Date
Neal J. Keating	0		$—		4,000	$125,000	9/17/08
Robert M. Garneau	6,000		$101,550	4/22/08
Robert M. Garneau					1,570	$39,878	2/25/08
Robert M. Garneau					15,000	$468,750	9/17/08
Robert M. Garneau	10,200	*	$188,904	4/22/08
T. Jack Cahill					900	$22,860	2/25/08
Candace A. Clark					850	$21,590	2/25/08
Candace A. Clark	5,520	*	$114,706	8/12/08
Ronald M. Galla	4,700	*	$102,084	9/8/08	720	$18,288	2/25/08

*	Represents stock appreciation rights.

(1)	These amounts differ from those shown in the Summary Compensation Table. The amounts shown in the Summary Compensation Table for stock option and stock appreciation rights only represent compensation expense that was recognized during 2008 and represent fair value in accordance with FAS 123 (R) of outstanding awards made in several prior years. The amounts identified above represent the actual value for all options and stock appreciation rights (including previously vested but unexercised options and stock appreciation rights) exercised in 2008 measured as the difference between the fair market value of a share of our Common Stock on the day the option or stock appreciation right was exercised and the exercise price of the option. Stock appreciation rights have been paid in cash only.

(2)	The value of restricted stock awards included in the Summary Compensation Table represents compensation expenses recorded in 2008 for 2008 and prior awards and valued in accordance with FAS 123 (R). The amount shown above for restricted stock awards represents the actual value of the restricted stock awards on the date restrictions lapsed, determined based on the fair market value of a share of our Common Stock on that date.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our Named Executive Officers at age 65 and the number of years of service credited to each of them under the Kaman Corporation Employees’ Pension Plan, which we call the “pension plan” and the SERP as of December 31, 2008.

Name	Plan Name	Number of Years of Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Neal J. Keating	Kaman Corporation Employees’ Pension Plan	1.38	31,769	$—
	SERP	1.38	72,116	$—
Robert M. Garneau	Kaman Corporation Employees’ Pension Plan	27.48	1,341,252	$—
	SERP	27.48	4,758,306	$4,045,596	(2)
William C. Denninger	Kaman Corporation Employees’ Pension Plan	—	—	$—
	SERP	—	—	$—
T. Jack Cahill	Kaman Corporation Employees’ Pension Plan	33.7	916,366	$—
	SERP	33.7	4,048,989	$—
Candace A. Clark	Kaman Corporation Employees’ Pension Plan	24	734,554	$—
	SERP	24	1,520,161	$—
Ronald M. Galla	Kaman Corporation Employees’ Pension Plan	24.7	820,225	$—
	SERP	24.7	1,233,749	$—

*	The material assumptions used for this calculation are as described in Footnote 16 to the company’s audited consolidated financial statements for the year ended December 31, 2008. Please see the Retirement Benefits section of the Compensation Discussion and Analysis at page 21.

(1)	Represents the present value of accrued benefits under our pension plan and SERP based upon the following assumptions: a) for the pension plan, that all executives are employed until retirement and benefits commence at the earlier of normal retirement age (generally, age 65) and the earliest age at which an unreduced pension could be received (i.e., age 63 with 30 years of service) and b) for the SERP, the change to interest rate methodology required under the Pension Protection Act of 2006 and elimination of pre-retirement mortality assumptions because SERP benefits are payable as a lump sum.

(2)	Mr. Garneau retired on November 30, 2008 and received his first SERP payment prior to December 31, 2008. The amount shown represents SERP amounts grandfathered from the provisions of Internal Revenue Code Section 409A pursuant to the Seventh Amendment to the SERP. A second payment will be made after six months and one business day following his retirement date in accordance with the Post-2004 SERP.

The pension plan is a tax-qualified plan that provides benefits for the full-time U.S. employees of all U.S. subsidiaries (with the exception of certain acquired companies that have not adopted the pension plan). Employees become participants upon their completion of certain hours of service requirements and become vested in their pension benefits generally upon attaining five years of continuous service, as defined by the pension plan. Normal retirement, as defined by the pension plan, is generally age 65, however employees that work beyond age 65 may continue to accrue benefits. Employees may retire as early as age 55 with 5 years of service in accordance with pension plan provisions. The annual benefit under the pension plan is generally 60 percent of the average of the highest five consecutive years of “Covered Compensation” out of the final ten years of employment less 50 percent of the primary social security benefit, reduced proportionately for years of service less than 30 years. At Kaman Corporation, the parent company, participants who joined the company prior to 2004, have 30 years of service, and have attained age 63, are permitted to retire with a pension benefit unreduced for early retirement. As of December 31, 2008, only Mr. Cahill among the Named Executive Officers has satisfied the years of service requirement in order to be eligible for this early retirement subsidy payable through the SERP.

The pension plan limits the amount of pension benefits that may be provided to participants under this formula in accordance with certain limits under federal tax laws. To the extent that these limits apply to certain executive officers, the company provides an additional benefit under the SERP program. Except as provided below, our SERP program generally makes each participant whole for the benefits under the retirement formula described above that could not be provided under the pension plan due to these limits. Only salary and annual cash incentives are treated as pensionable earnings on and after January 1, 2006. For

2005 and prior years, pension eligible compensation also included taxable income attributable to restricted stock awards and cash settled stock appreciation rights. Benefits under the SERP will be based on the highest five years of pensionable earnings over the last ten years whether or not consecutive. This change allowed long service executives to avoid an immediate decrease in their pensionable earnings level as of January 1, 2006. In February 2007, the Board provided that payments that were not made to a Named Executive Officer as a lump sum SERP retirement benefit during his or her lifetime would be paid as a death benefit to the Named Executive Officer’s surviving spouse (or, in the case of Mr. Garneau, his named beneficiary), or the executive’s estate (in the case of an executive who dies without a surviving spouse or, in the case of Mr. Garneau, a named beneficiary).

In February 2007, the Board also amended our SERP program in order to comply with requirements of Internal Revenue Code Section 409A. Material changes to payment provisions intended to comply with Section 409A consist of the following:

•	Payment to Named Executive Officers who are at least age 55 upon separating from service with the company (other than due to death) after December 31, 2007 will be made six months and a day after such separation; the SERP previously provided for payments to be made only when a Named Executive Officer commenced retirement benefits under the pension plan.

•	Payment to participants who have not attained at least age 55 upon separating from service with the company (other than due to death) after December 31, 2007 will be made upon the earlier of a participant’s attaining 55 years of age and the date that is six months and a day following the date of a participant’s separation from service; previously, Named Executive Officers were allowed to defer SERP payments until commencing pension benefits.

•	If a participant dies before commencing benefits under the SERP, the death benefit will either be paid upon the Named Executive Officer’s death or on the date that he or she would have attained age 55 if he or she had been living, depending on whether or not the Named Executive Officer was eligible to receive a benefit under the SERP on the date of his or her death.

In order to preserve grandfathering treatment for benefits accrued under our SERP for years prior to January 1, 2005, we adopted a separate plan document for SERP benefits accrued by our executive officers after December 31, 2004.

Non-Qualified Deferred Compensation Plan

The following table presents Deferred Compensation Plan contribution, earnings and balance information for our Named Executive Officers for 2008:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Neal J. Keating	$—	$—	$—	$—	$—
Robert M. Garneau	$—	$—	$758	$—	$13,658
William C. Denninger	$—	$—	$—	$—	$—
T. Jack Cahill	$54,000	$7,500	$41,667	$—	$773,355
Candace A. Clark	$—	$—	$20,396	$—	$367,358
Ronald M. Galla	$—	$—	$44,939	$—	$809,433

(1)	Included in Summary Compensation Table under salary.

(2)	Interest is credited at 120% of Applicable Federal Long-term Rate.

Our Deferred Compensation Plan affords participants the opportunity to defer up to 50% of base salary and 100% of annual cash incentive award for each calendar year. The deferred amount grows at a crediting rate based of 120% of the Applicable Federal Long-Term Rate published by the Internal Revenue Service (the “Applicable Interest Rate”) until a predetermined distribution date. The Deferred Compensation Plan also provides for additional deferred compensation equal to 25% of the deferred amount, but none of the Named Executive Officers qualify for this benefit due to their participation in the SERP. A Named Executive Officer may elect distribution in the form of a lump sum payment or installments if he or she separates from service with the company after attaining early retirement age under the pension plan, with payment to commence shortly after retirement or until the second day of January in the following year. In the event that separation from service occurs prior to attaining early retirement age or if benefits do not exceed $25,000 in the aggregate, benefits are paid in a lump sum. Participants may also elect to receive payments while employed after a stated number of years as part of their initial deferral election or any time by having their account balance reduced by 10%. Distributions are also available due to financial hardship.

In February 2008, the Board amended the Deferred Compensation Plan to comply with the requirements of Section 409A with respect to deferred amounts (and related earnings) that become vested after December 31, 2004. Material changes intended to comply with Section 409A with respect to these amounts (and related earnings) consist of the following:

•	requiring that distributions on account of separation from service (other than death or disability) be delayed in all events for six months and a day;

•	removing a Named Executive Officer’s right to elect in-service distribution at any time subject to a 10% penalty and right to change the timing of payments upon a sale or merger;

•	eliminating the Committee’s discretion to accelerate or otherwise change the time for payment of benefits;

•	modifying change in control, disability, unforeseeable emergency and retirement definitions to comply with Section 409A;

•	eliminating the ability to transfer balances from the SERP to the Deferred Compensation Plan;

•	limiting rights to make additional elections to further defer amounts as required under Section 409A; and

•	clarifying when a Named Executive Officer must make an election to defer compensation under the Deferred Compensation Plan.

The provisions of the Deferred Compensation Plan in effect prior to February 2008 amendment continue to apply with respect to deferred amounts that vested before January 1, 2005 (and any related earnings).

POST TERMINATION PAYMENTS AND BENEFITS

The tables below reflect the amount of estimated compensation payable to each of our Named Executive Officers (other than Mr. Garneau) in the event of termination of such executive’s employment under various circumstances, including voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, and termination following a change of control and in the event of disability or death. In the case of Mr. Garneau, the table shows the actual amounts paid in connection with his retirement under the Retirement and Consulting Letter Agreement.

Payments Made Upon Termination

Regardless of the manner in which any Named Executive Officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	any unpaid annual cash incentive award or LTIP award with respect to a completed performance period; and

•	all accrued and vested benefits under the company’s compensation and benefit programs, including the pension plan and the SERP.

Payments Made Upon Termination for Cause or Without Good Reason

In the event of the termination of a Named Executive Officer’s employment for cause (other than disability) or without good reason, he or she will be entitled to the amounts identified under the caption “Payments Made Upon Termination” above.

“Cause” for the company to terminate the Named Executive Officer’s employment exists if any one of the following events occurs:

•	conviction of, or a plea of guilty to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or

•	a determination by a majority of the Board in good faith that the Named Executive Officer has either

•	willfully and continuously failed to substantially perform his or her duties,

•	engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of the Named Executive Officer’s employment and materially injurious to the company,

•	willfully violated a material requirement of the company’s Code of Conduct or the Named Executive Officer’s fiduciary duty to the company, or

•	in the case of the Chief Executive Officer, violated his covenant to the company that he is not bound to any agreement that would, among other things, limit his performance with the company.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items listed under the heading “Payments Made Upon Termination”, he or she will receive the following benefits:

•	full vesting of all outstanding equity awards;

•	a pro-rata portion of the Named Executive Officer’s annual cash incentive award for the performance year in which the termination occurs; payable at the same time that such awards are paid to other senior executives (provided that if such awards are not paid by March 15th of the calendar year after the calendar year in which such awards are earned, the pro-rata award will not be paid until the date that is six months and a day after the executive’s termination of employment and will be credited with interest calculated under Internal Revenue Code Section 1274 from March 15 until the date that it is paid);

•	for performance periods beginning on January 1, 2009 or earlier, immediate pro-rata payment in cash of each outstanding LTIP award for which the performance period has not yet been completed, based on 100% of the target value irrespective of actual performance and based upon actual financial performance for performance periods beginning after January 1, 2009;

•	for Messrs. Keating, Garneau, and Cahill, continued premium payments for their lifetime under our Senior Executive Life Insurance Program under certain circumstances; and

•	title to the executive’s company automobile on an “as is” basis, with the automobile’s fair market value being taxable to the executive.

Retirement is defined as a termination of employment at or after age 65 for all Named Executive Officers.

Payments Made Upon Death or Disability

In the event of the death or disability of Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Termination”, the Named Executive Officer or his or her estate will receive the following:

•	full vesting of all outstanding equity awards;

•	for performance periods beginning on January 1, 2009 or earlier, immediate pro-rata payment in cash of each outstanding LTIP award for which the performance period has not yet been completed, based on 100% of the target value irrespective of actual performance and based upon actual financial performance for performance periods beginning after January 1, 2009;

•	benefits under the company’s disability plan or payments under the company’s life insurance plan, as appropriate; and

•	a pro-rata portion of the Named Executive Officer’s annual cash incentive award for the performance year in which the termination occurs based upon target performance, payable at the time that annual cash incentive awards are paid to other executives.

A “disability” is considered to exist if the executive has been absent from fully performing his or her responsibilities due to physical or mental illness for a period of 6 consecutive months.

Payment Made Upon Involuntary Termination of Employment without Cause or for Good Reason

In the event of the termination of a Named Executive Officer’s employment by us without cause (other than death or disability) or by the Named Executive Officer for good reason, in addition to the benefits listed under the heading “Payment Made Upon Termination”, the Named Executive Officer will receive the following benefits:

•	an immediate lump-sum payment equal to two times the executive’s base salary (three times in the case of Mr. Keating) and most recent annual cash incentive award paid or earned, subject to a reduction as set forth in the employment agreement if termination of employment occurs within two years of the executive’s “eligibility date” for retirement (as defined above under “Payments Made Upon Retirement”);

•	a pro-rata portion of the Named Executive Officer’s annual cash incentive award for the performance year in which the termination occurs, payable on the same terms and conditions as if the executive had retired;

•	full vesting of all outstanding equity awards;

•	for performance periods beginning on January 1, 2009 or earlier, pro-rata payment in cash of each outstanding LTIP award for which the performance period has not yet been completed, based on 100% of the target value irrespective of actual performance and based upon actual financial performance for performance periods beginning after January 1, 2009;

•	immediate title to the executive’s company automobile on an “as is” basis, with the automobile’s fair market value being taxable to the executive;

•	continued participation in all medical, dental and vision plans which cover the executive and the executive’s eligible dependents for up to 24 months with the executive continuing to make his/her share of premium payments, subject to offset due to future employment; and

•	continued payment of life insurance premiums until the earlier of 24 months following employment termination or attainment of age 65 and for Messrs. Keating, Cahill and Garneau, continued payment of life insurance premiums for the remainder of their lives under certain circumstances.

“Good reason” to terminate employment exists if any one of the following events occurs without the Named Executive Officer’s consent after providing the company notice and an opportunity to cure:

•	removal of the Named Executive Officer from his or her position with the company (other than for Cause);

•	reduced base salary or annual target cash incentive award opportunity;

•	a failure to pay promised compensation or benefits under the terms of the employment agreement;

•	relocation by more than 50 miles;

•	the assignment of duties that are materially inconsistent with the Named Executive Officer’s position; or

•	no longer being a direct report to the Chief Executive Officer of the company (for Named Executive Officers other than the Chief Executive Officer)

Payments Made Due to Qualifying Employment Termination on or After a Change in Control

The company has entered into Change of Control Agreements with each of our Named Executive Officers (with the exception of Mr. Garneau who has retired). Other than as noted below, the Change in Control Agreements for each of our Named Executive Officers are substantially similar.

If an executive’s employment is terminated by us without cause (other than due to death or disability) or by the executive for good reason within 90 days prior to the execution of a purchase and sale agreement resulting in a change in control or anytime thereafter until the second anniversary of a change in control, the executive will be entitled to receive the following severance benefits:

•	a lump-sum cash payment equal to the three times the executive’s base salary, in the case of Mr. Keating, and two times, in the case of the other Named Executive Officers, plus three times, in the case of Mr. Keating, and two times, in the case of the other Named Executive Officers, the last annual cash incentive award paid or awarded to the executive in the three years preceding the date of termination, which shall be payable, with interest, on the date that is six months and one business day after the executive’s termination of employment;

•	a pro-rata portion of the Named Executive Officer’s annual cash incentive award for the performance year in which the termination occurs (based on actual company performance through the date of termination) payable on the later of the date that such awards are generally paid to other senior executives and the date that is six months and a day after the executive’s termination of employment (if such award payment is not paid until the date that is six months and a day after the executive’s employment termination, the amount shall be credited with interest from March 15th until the date that it is paid);

•	continued participation at the company’s expense for 24 months in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;

•	full vesting of outstanding equity awards;

•	for performance periods beginning on January 1, 2009 or earlier, immediate pro-rata payment in cash of each outstanding LTIP award for which the performance period has not yet been completed, based on 100% of the target value irrespective of actual performance and based upon actual financial performance for performance periods beginning after January 1, 2009;

•	an additional three years, in the case of Mr. Keating, and two years, in the case of the other Named Executive Officers, of credited and continuous service under the SERP, provided, however, that the enhancement to Mr. Cahill’s SERP under this agreement, shall be equal to one and one-fifteenth (1 and 1/15) of his then current SERP benefit;

•	benefits under any post-retirement health care plans if the executive would have otherwise become eligible for those benefits by remaining employed through the second anniversary of the employment termination date, commencing on the later of the date that such coverage would have become first available and the date on which the executive’s post-employment participation in our benefit plans, as described above, terminates;

•	prepayment of premiums under any life insurance policy insuring the life of the executive in the case of Messrs. Keating and Cahill, which shall be payable, with interest, on the date that is six months and one business day after the executive’s termination of employment and, in the case of Mr. Denninger, Mr. Galla and Ms. Clark, continued payment of remaining life insurance premium payments for which the company shall establish an irrevocable grantor trust holding assets sufficient to pay such premiums;

•	reimbursement for up to $30,000 (in the aggregate) for outplacement services and relocation costs until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer;

•	continued use of executive’s company automobile for six months following employment termination; and

•	title to the executive’s company automobile, with the automobile’s book value being taxable to the executive, which shall be delivered to the executive on the date that is six months and a day after the executive’s termination of employment.

Generally, pursuant to the agreements, a change of control occurs if:

•	a person unaffiliated with the company acquires control of more than thirty-five percent of our voting securities;

•	there is a change in more than fifty percent of our directors over two consecutive years which is not Board-approved;

•	a merger with an unrelated entity that results in our shareholders owning fifty percent or less of the voting securities of the merged entity (or its parent company) occurs; or

•	there is a sale of substantially all of the company’s assets to an unrelated third party or shareholder approval of a plan of complete liquidation or dissolution of the company.

A change in control does not include any related party and management buyout transactions.

“Cause” for purposes of the change in control agreements means the Named Executive Officer’s employment termination due to any one of the following events:

•	the willful and continued failure to substantially perform his or her duties with the company after notice from the company;

•	willful engaging by the Named Executive Officer in conduct which is demonstrably and materially injurious to the company or its subsidiaries, monetarily or otherwise;

•	in the case of the Chief Executive Officer, violating his covenant to the company that he is not bound to any agreement that would, among other things, limit his performance with the company.

“Good Reason” is expanded in the change in control agreements to include the Company’s failure:

•	to pay to the Named Executive Officer any portion of his or her current or deferred compensation, within 30 days of the date such compensation is due;

•	to continue in effect any compensation plan in which the Named Executive Officer participates immediately prior to the change in control which is material to his or her total compensation without an equitable substitute;

•	to provide life insurance, health and accident, or disability plans that are substantially similar to those in which the Named Executive Officer was participating immediately prior to the change in control;

•	to provide the Named Executive Officer with the number of paid vacation days to which he or she was entitled to prior to the change in control;

•	to comply with the employment termination procedures for cause set forth in the change in control agreement.

In no event will the Named Executive Officer have good reason to terminate employment under the change in control agreement due to

•	a diminution of the business of the company or any of its subsidiaries or a reduction in the Named Executive Officer’s business unit’s head count or budget;

•	a suspension of the Named Executive Officer’s position, job functions, authorities, duties and responsibilities while on paid administrative leave.

Coordination Between Employment Agreements and Change in Control Agreements

A Named Executive Officer will not be entitled to receive full severance benefits under both the executive’s Employment Agreement and the executive’s Change in Control Agreement. An executive shall be entitled to severance benefits under his or her Employment Agreement or Change in Control Agreement only if (1) the executive signs a release agreement, and (2) the executive does not compete with us and our subsidiaries and does not solicit our employees during the 2-year period following termination of employment. A tax gross-up for excise taxes under Section 4999 of the Internal Revenue Code (and income taxes on the gross-up) that become payable by an executive will be paid only if payments (including vesting of outstanding equity compensation awards) contingent on a change in ownership or control of the company exceed the maximum amount (as determined under applicable tax rules) that the executive could receive without having any such payments become subject to such tax by at least $100,000.

Assumptions Regarding Post Termination Payment Tables

Except as noted below, the following tables were prepared as though each of our Named Executive Officers’ employment was terminated on December 31, 2008 using the closing price of our Common Stock as of that day ($18.13). The amounts under the column labeled “Termination by Us without Cause or by Named Executive Officer for Good Reason on Account of a Change in Control” assume that a change in control occurred on December 31, 2008. We are required by the SEC to use these assumptions. With those assumptions taken as a given, we believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executives’ employment was not terminated on December 31, 2008 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact. The table for Mr. Garneau shows the actual amounts paid under the Retirement and Consulting Letter Agreement.

General Assumptions

•	Base amount calculations for Section 280G tax gross-ups are based on each of our Named Executive Officer’s taxable wages (Form W-2, Box 1) for the years 2003 through 2007.

•	All Named Executive Officers were assumed to be subject to the maximum federal and Connecticut income and other payroll taxes, aggregating to a net combined effective tax of 60.07% when calculating the excise tax gross-up.

Equity-Based Assumptions

•	Unvested stock options and stock appreciation rights vested on December 31, 2008 with respect to a change in control, termination of employment without cause by us or by the Named Executive Officer for good reason, retirement, death or disability.

•	Unvested stock options and stock appreciation rights that become vested due to a change in control are valued based on their “spread” (i.e., the difference between the stock’s fair market value and the exercise price).

•	It is possible that IRS rules would require these items to be valued using a valuation method such as the Black-Scholes model if they continued in existence after a change in control. Using a Black-Scholes value in lieu of the “spread” would result in higher value for excise taxes and the related tax gross-up payment.

Incentive Plan Assumptions

•	The entire value of long-term incentive plan awards with a performance period that has not ended as of a change in control are fully taken into account without any discount for amounts that may earned as of the assumed change in control date for purposes of the excise tax gross-up payment.

•	All amounts under our annual cash incentive award plan were earned for 2008 in full based on actual performance and are not treated as subject to the excise tax upon a change in control.

Retirement Benefit Assumptions

•	The present value of the additional service credit for retirement benefits due to a qualifying employment termination after a change in control consists of 2 years of additional credit, except in the case of Mr. Keating whose additional service credit is 3 years.

•	All benefits are payable in a single lump sum at the participant’s earliest retirement-eligible date.

•	December 31, 2008 present values for the qualified pension plan assume that all executives are employed until retirement and benefits commence at the earlier of normal retirement age (generally, age 65) and the earliest age at which an unreduced pension could be received (i.e., age 63 with 30 years of service). December 31, 2008 present values for the SERP reflect the change to interest rate methodology required under the Pension Protection Act of 2006 and eliminate pre-retirement mortality assumptions because SERP benefits are payable as a lump sum.

Conditional Tax Gross-Up for 20% Excise Tax

A 20% excise tax is payable by a Named Executive Officer if post termination amounts that are considered to be contingent on a change in control for tax purposes equal or exceed three times the officer’s average taxable income for the five years ended December 31, 2007. This tax equals 20% of all contingent payments that exceed his or her average taxable income as described above. Amounts that are subject to the 20% excise tax are not deductible under any circumstances by the buyer.

Based on the assumption that a change in control occurred on December 31, 2008, the post termination payment tables estimate the potential tax gross-up obligation based on the assumptions described above. No adjustment has been made to these amounts for the potential impact of lost deductions to a buyer after a change in control. If a change in control were to occur, the company believes that the tax gross-up payments could be reduced or even eliminated because certain amounts may be considered reasonable compensation (such as payments attributable to a non-compete obligation) and taxable income paid prior to the year of the change in control will increase the trigger amount for the 20% tax.

In the event that any payments related to a change in control are subject to the 20% excise tax, the change in control agreements provide for a conditional tax gross-up payment to reimburse the Named Executive Officer for the excise tax and additional taxes resulting from the imposition of the excise tax. The gross-up payment will be made, however, only if the amounts treated as contingent on the change in control exceed the maximum amount payable under trigger amount described above by more than $100,000. If these amounts exceed the trigger amount by $100,000 or less, then the payments to the Named Executive Officer will be reduced to an amount that does not trigger the 20% excise tax.

Coordination with Other Tables

The post termination payment tables do not duplicate amounts disclosed elsewhere in this proxy that the Named Executive Officer had earned a vested right to receive prior to January 1, 2009. These amounts primarily include the following:

•	Stock options, stock appreciation rights and restricted stock that vested prior to termination of employment–vested equity awards are reflected in the Outstanding Equity Awards at 2008 Fiscal Year-End table;

•	Pension and SERP benefits, which are reflected in the 2008 Pension Benefits Table;

•	Nonqualified deferred compensation vested under the Deferred Compensation Plan, which is reflected in the 2008 Non-Qualified Deferred Compensation Plan Table; and

•	Unreimbursed business expenses.

Non-Compete Assumption

•	Solely for purposes of illustrating the potential payment amounts, we have not taken into account that some payments payable after a change in control that are attributable to a non-compete agreement may be exempt from excise taxes as reasonable compensation.

NEAL J. KEATING

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer with Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Death	Disability
Cash Severance(1)	0	2,920,998	1,947,332	446,040	446,040	446,040
Acceleration of Long Term Incentive Grants at Target(2)	0	1,080,000	360,000	360,000	360,000	360,000
Value of Accelerated Unvested Equity(3)	0	833,980	833,980	833,980	833,980	833,980
Benefits Continuation(4)	0	44,635	44,635	0	0	0
Life Insurance(5)	0	362,871	7,506	7,506	0	7,506
Company Automobile(6)	0	43,700	43,700	43,700	0	0
Outplacement Services	0	30,000	0	0	0	0
Present Value of Additional Service Credit for Retirement Benefits(7)	0	239,179	0	0	0	0
Excise Tax and Gross-Up(8)	0	2,154,383	0	0	0	0
Accrued Benefits	0	0	0	0	0	0
Total	0	7,709,746	3,237,153	1,691,226	1,640,020	1,647,526

Notes:

(1)	Reflects two times (or three times in the event of a change in control) Mr. Keating’s 2008 base salary ($675,000) and last paid annual cash incentive award ($298,666). If retirement, death or disability, reflects pro-rata annual cash incentive award at target, to be paid when normally paid to other executives.

(2)	Mr. Keating became a participant in the long-term incentive award program on January 1, 2008.

(3)	Reflects the value of unvested restricted stock and the value of unvested stock options that become fully vested and remain exercisable, which is calculated by the difference between the exercise price and the closing market price of $18.13 as of December 31, 2008.

(4)	Reflects the value of the company’s share of premium payments to be made for medical, dental, MERP and vision for 24 months, based on 2009 premiums for active employees with one dependent.

(5)	Reflects the value of regular annual premium based on 2008 rate, which may fluctuate from time to time. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/08 is illustrated in this chart assuming net rate of return for annual premium at 6.404%, mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), interest at 6.15%.

(6)	Reflects the value of the automobile at the Kelley Blue Book trade in value.

(7)	This amount does not include amounts that the Named Executive Officer accrued under the Company’s pension plan and SERP as of December 31, 2008, which are disclosed in the Pension Benefits table at page 31. Mr. Keating is not yet vested in the Company’s pension plan.

(8)	This item represents reimbursement to Mr. Keating of excise tax amounts (not personal income tax), which would be determined based upon a comparison of estimated severance compensation to the average of the executive’s gross wages (W-2 earnings) for the prior five-year period or, if less, the period of actual employment.

WILLIAM C. DENNINGER

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer with Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Death	Disability
Cash Severance(1)	0	880,000	880,000	21,801	21,801	21,801
Acceleration of Long Term Incentive Grants at Target	0	0	0	0	0	0
Value of Accelerated Unvested Equity(2)	0	173,450	173,450	173,450	173,450	173,450
Benefits Continuation(3)	0	0	0	0	0	0
Life Insurance(4)	0	253,058	9,231	0	0	0
Company Automobile(5)	0	9,450	9,450	9,450	0	0
Outplacement Services	0	30,000	0	0	0	0
Present Value of Additional Service Credit for Retirement Benefits(6)	0	11,845	0	0	0	0
Excise Tax and Gross-Up	0	0	0	0	0	0
Accrued Benefits(7)	0	0	0	0	0	0
Total	0	1,357,803	1,072,131	204,701	195,251	195,251

Notes:

*	Mr. Denninger joined the company on November 17, 2008.

(1)	Reflects two times Mr. Denninger’s 2008 base salary ($440,000) and last paid annual cash incentive award ($ 0). If retirement, death or disability, reflects pro-rata annual cash incentive award at target, to be paid when normally paid to other executives. Mr. Denninger became a participant in the long-term incentive award program on January 1, 2009.

(2)	Reflects the value of unvested stock options and restricted stock that become vested, which is calculated by the difference between the exercise price and the closing market price of $18.13 as of December 31, 2008.

(3)	Mr. Denninger has elected not to participate in the company’s group medical program in either 2008 or 2009.

(4)	Reflects the value of regular annual premium based on 2007 rate, which may fluctuate from time to time. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/08 is illustrated in this chart assuming net rate of return for annual premium at 6.694%, mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), interest at 5.90%.

(5)	Mr. Denninger has elected to retain his personal vehicle and thus receives an allowance of $1,575 per month for use and maintenance. This amount reflects 6 months of the vehicle allowance.

(6)	This amount does not include amounts that the Named Executive Officer accrued under the Company’s pension plan and SERP as of December 31, 2008, if any, which are disclosed in the Pension Benefits table at page 31.

(7)	Reflects Thrift Plan (401k) plan) matching contributions in which Mr. Denninger is not yet vested.

T. JACK CAHILL

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer with Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Death	Disability
Cash Severance(1)	0	1,080,000	1,080,000	126,655	126,655	126,655
Acceleration of Long Term Incentive Grants at Target(2)	0	897,650	555,650	555,650	555,650	555,650
Value of Accelerated Unvested Equity(3)	0	0	0	0	0	0
Benefits Continuation(4)	0	32,069	32,069	0	0	0
Life Insurance(5)	0	297,285	297,285	297,285	0	297,285
Company Automobile(6)	0	64,084	67,814	67,814	0	0
Outplacement Services	0	30,000	0	0	0	0
Present Value of Additional Service Credit for Retirement Benefits(7)	0	429,532	0	0	0	0
Excise Tax and Gross-Up(8)	0	0	0	0	0	0
Accrued Benefits(9)	76,363	76,363	76,363	76,363	76,363	76,363
Total	76,363	2,906,983	2,109,181	1,123,767	758,668	1,055,953

Notes:

(1)	Reflects two times the sum of Mr. Cahill’s 2008 base salary ($365,000) and last paid annual cash incentive award ($175,000). If retirement, death or disability reflects pro-rata annual cash incentive award at target to be paid when normally paid to other executives.

(2)	For a change in control, payment reflects target for each outstanding long-term incentive award made for the 2006 – 2008, 2007 – 2009 and 2008 – 2010 performance periods. For termination with good reason or retirement, the amount reflects a pro-rata payment of the same 3-year long-term incentive grants.

(3)	Reflects the value of the unvested stock options and restricted stock that become vested, which is calculated as difference between the exercise price and the closing market price of $18.13 as of December 31, 2008 (intrinsic value) of the stock options and the unvested restricted stock. Mr. Cahill also has vested but unexercised options and stock appreciation rights with an intrinsic value of $137,876 at December 31, 2008.

(4)	Reflects the value of the company’s share of the premium payments to be made for medical, dental, MERP and vision for 24 months, based on 2009 premiums for active employees plus spouse.

(5)	Reflects the value of regular annual premium based on 2008 rate, which may fluctuate from time to time. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/08 is illustrated in this chart assuming net rate of return for annual premium at 6.404%, mortality based on 2009 blended RP2000 (as required by the Pension Protection Act of 2006), interest at 6.15%.

(6)	Reflects the value of the automobile at the Wheels, Inc. book value (as Kelley Blue Book does not list this vehicle).

(7)	This amount does not include amounts that the Named Executive Officer accrued under the Company’s pension plan and SERP as of December 31, 2008, which are disclosed in the Pension Benefits table at page 31.

(8)	Represents the amount that Mr. Cahill’s benefits would be reduced based on the estimates noted above under the change in control agreement to avoid triggering excise taxes and a tax gross-up. A tax gross-up payment would be required if the actual value of the payments contingent upon a change in control exceeded the amount that would trigger excise taxes by more than $100,000.

(9)	Reflects Thrift plan (401(k) plan) company matching contributions. Mr. Cahill is also entitled to receive his contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 31, and un-reimbursed business expenses that may be due.

CANDACE A. CLARK

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer with Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Death	Disability
Cash Severance(1)	0	1,330,000	1,330,000	140,007	140,007	140,007
Acceleration of Long Term Incentive Grants at Target(2)	0	836,500	518,547	518,547	518,547	518,547
Value of Accelerated Unvested Equity(3)	0	0	0	0	0	0
Benefits Continuation(4)	0	32,069	32,069	0	0	0
Life Insurance(5)	0	300,945	6,920	0	0	0
Company Automobile(6)	0	34,825	34,825	34,825	0	0
Outplacement Services	0	30,000	0	0	0	0
Present Value of Additional Service Credit for Retirement Benefits(7)	0	186,234	0	0	0	0
Excise Tax and Gross-Up	0	998,815	0	0	0	0
Accrued Benefits(8)	76,249	76,249	76,249	76,249	76,249	76,249
Total	76,249	3,825,637	1,998,610	769,628	734,803	734,803

Notes:

(1)	Reflects two times the sum of Ms. Clark’s 2008 base salary ($339,000) and last paid annual cash incentive award ($326,000). If retirement, death or disability, reflects pro-rata annual cash incentive award at target, to be paid when normally paid to other executives.

(2)	For a change in control, payment reflects target for each outstanding long-term incentive award made for the 2006 – 2008, 2007 – 2009, and 2008-2010 performance periods. For termination with good reason or retirement, the amount reflects a pro-rata payment of the same 3-year long-term incentive grants.

(3)	Reflects the value of the unvested stock options and restricted stock that become vested, which is calculated as difference between the exercise price and the closing market price of $18.13 as of December 31, 2008 (intrinsic value) of the stock options and the unvested restricted stock. Ms. Clark also has vested but unexercised options and stock appreciation rights with an intrinsic value of $157,575 at December 31, 2008.

(4)	Reflects the value of the company’s share of the premium payments to be made for medical, dental, MERP and vision for 24 months, based on 2009 premiums for active employees with one dependent.

(5)	Reflects the value of regular annual premium based on 2008 rate, which may fluctuate from time to time. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/08 is illustrated in this chart assuming net rate of return for annual premium at 6.404%, mortality based on 2009 blended RP2000 (as required by the Pension Protection Act of 2006), interest at 6.15%.

(6)	Reflects the value of the automobile at the Kelley Blue Book trade in value.

(7)	This amount does not include amounts that the Named Executive Officer accrued under the Company’s pension plan and SERP as of December 31, 2008, which are disclosed in the Pension Benefits table at page 31.

(8)	Reflects Thrift plan (401(k) plan) company matching contributions. Ms. Clark is also entitled to receive her contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 31, and un-reimbursed business expenses that may be due.

RONALD M. GALLA

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer with Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Death	Disability
Cash Severance(1)	0	1,093,600	1,093,600	108,908	108,908	108,908
Acceleration of Long Term Incentive Grants at Target(2)	0	678,300	417,900	417,900	417,900	417,900
Value of Accelerated Unvested Equity(3)	0	0	0	0	0	0
Benefits Continuation(4)	0	44,635	44,635	0	0	0
Life Insurance(5)	0	301,321	9,043	0	0	0
Company Automobile(6)	0	36,375	36,375	36,375	0	0
Outplacement Services	0	30,000	0	0	0	0
Present Value of Additional Service Credit for Retirement Benefits(7)	0	187,040	0	0	0	0
Excise Tax and Gross-Up	0	866,238	0	0	0	0
Accrued Benefits(8)	77,751	77,751	77,751	77,751	77,751	77,751
Total	77,751	3,315,260	1,679,304	640,934	604,559	604,559

Notes:

(1)	Reflects two times the sum of Mr. Galla’s 2008 base salary ($293,000) and last paid annual cash incentive award ($253,800). If retirement, death or disability, reflects pro-rata annual cash incentive award at target, to be paid when normally paid to other executives.

(2)	For a change in control, payment reflects target for each outstanding long-term incentive award made for the 2006 – 2008, 2007 – 2009, and 2008 – 2010 performance periods. For termination with good reason or retirement, the amount reflects a pro-rata payment of the same 3-year long-term incentive grants.

(3)	Reflects the value of the unvested stock options and restricted stock that become vested, which is calculated as difference between the exercise price and the closing market price of $18.13 as of December 31, 2008 (intrinsic value) of the stock options and the unvested restricted stock. Mr. Galla also has vested but unexercised options and stock appreciation rights with an intrinsic value of $35,503 at December 31, 2008.

(4)	Reflects the value of the company’s share of the premium payments to be made for medical, dental, MERP and vision for 24 months, based on 2009 premiums for active employees with one dependent.

(5)	Reflects the value of regular annual premium based on 2008 rate, which may fluctuate from time to time. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/08 is illustrated in this chart assuming net rate of return for annual premium at 6.404%, mortality based on 2009 blended RP2000 (as required by the Pension Protection Act of 2006), interest at 6.15%.

(6)	Reflects the value of the automobile at the Kelley Blue Book trade in value.

(7)	This amount does not include amounts that the Named Executive Officer accrued under the Company’s pension plan and SERP as of December 31, 2008, which are disclosed in the Pension Benefits table at page 31.

(8)	Reflects Thrift plan (401(k) plan) company matching contributions. Mr. Galla is also entitled to receive her contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 31, and un-reimbursed business expenses that may be due.

ROBERT M. GARNEAU

Benefit*:	Amount
Pro-rata Annual Cash Incentive Award (1)	$261,041
Pro-rata Long Term Incentive (2)	$1,030,853
Life Insurance (3)	$419,219
Company Car (4)	$48,100
Accrued Benefits (5)	$94,366
Total	$1,853,579

Notes:

*	Mr. Garneau retired from the company on November 30, 2008 so the amounts indicated represent actual payments.

(1)	Reflects pro-rata portion of the annual cash incentive award for the 2008 performance year, determined by multiplying the amount Mr. Garneau would have received based upon actual financial performance had his employment continued through end of 2008 by 91.1803%; payable on 3/15/09 or, if sooner, the date in 2009 that annual cash incentive awards are paid to other executives.

(2)	Reflects a pro-rata payment of the 3-year long term incentive award grants made for the 2006 – 2008 and 2007 – 2009 and 2008 – 2010 performance periods at target.

(3)	Life insurance represents value of regular annual premium based on 2008 rate, which will be paid but fluctuate throughout the life of the executive; amount shown is PV as of 12/31/08 assuming net rate of return for annual premium at 6.404%, mortality based on 2009 blended RP2000 (as required by the Pension Protection Act of 2006), interest at 6.15%.

(4)	Title to company automobile transferred to Mr. Garneau; amount reflects the value of the automobile at Kelley Blue Book trade in value.

(5)	Reflects Thrift plan (401(k) plan) company matching contributions. Mr. Garneau is also entitled to receive his contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 31, and unreimbursed business expenses that may have been due.

NON-EMPLOYEE DIRECTOR COMPENSATION

For 2008, the annual cash and equity compensation structure for our non-employee directors was as follows:

•	annual cash retainers (payable quarterly in arrears) of $45,000 to each Board member, $30,000 to the Lead Director, $15,000 to the Audit Committee Chair, $7,500 to the Personnel & Compensation Committee chair; and $6,000 to each of the Corporate Governance and Finance Committee chairs;

•	per meeting fees of $1,500 for each board meeting and $1,500 for each committee meeting with each committee chair receiving $1,800; and

•	a fully vested restricted stock award of 2,000 shares pursuant to the 2003 Stock Incentive Plan to be made at the Annual Board meeting.

From time to time, special activities may be undertaken by one or more Directors at the direction of the Board and in such cases, additional fees will ordinarily be paid. During 2008, for example, certain members of the Corporate Governance Committee were involved in the search for Mr. Garneau’s replacement and the committee members performed services outside of routine committee meetings. In recognition of these services, each member of the committee was paid an additional fee of $1,500 (equal to 1 times the usual committee meeting fee).

Directors may defer all, or a portion of, their cash compensation. Interest accrues on such deferrals at the Applicable Interest Rate, which is the same rate that applies to our Deferred Compensation Plan for company executives. When a Director ends his or her service on the Board, distributions are made either in quarterly installments over a maximum period of 10 years or in a lump sum, based on prior elections made in connection with each year of deferral. Distributions are made beginning either in the next calendar quarter after the date service ends or on the following January 1 at the prior election of the Director.

The following table shows the total compensation paid to each non-employee Director in 2008.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Robert Alvine	$76,500	$56,830	$133,330
Brian E. Barents	$73,500	$56,830	$130,330
E. Reeves Callaway III	$69,000	$56,830	$125,830
John A. DiBiaggio(2)	$23,932	$0	$23,932
Karen M. Garrison	$80,736	$56,830	$137,566
Edwin A. Huston	$93,600	$56,830	$150,430
Eileen S. Kraus	$114,300	$56,830	$171,130
Thomas W. Rabaut	$58,582	$56,830	$115,412
Richard J. Swift	$80,700	$56,830	$137,530

(1)	Please refer to Footnote 20 contained in the company’s audited consolidated financial statements for the year ended December 31, 2008 in its Annual Report to the SEC on Form 10-K. Each stock award consists of 2,000 shares of our Common Stock at a price of $28.415 per share on April 16, 2008.

(2)	Dr. DiBiaggio retired from the Board effective April 16, 2008.

The Corporate Governance Committee reviews our non-employee director compensation policies on a biennial basis with the assistance of the independent consultant to the Personnel & Compensation Committee. The last review was conducted in 2007 with assistance from the independent consultant. It is expected that a review will be conducted during 2009. As previously stated in the Compensation Discussion and Analysis, the Board has adopted stock ownership guidelines for non-employee Directors. The Corporate Governance Committee periodically reviews the progress of each non-employee Director toward achieving these guidelines.

Mr. Keating receives no compensation for his Board service.

TRANSACTIONS WITH RELATED PERSONS

The company’s Code of Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith and based on merit alone. All of the company’s employees have a responsibility and duty of loyalty to the company and all business decisions are to be made in the best interests of the company, which means putting the company’s interests first. Should a situation arise that would constitute a related-party transaction under SEC rules, the independent Board members will review the propriety of, and approve or disapprove, such transaction.

There were no transactions, relationships or arrangements proposed between executive officers of the company and the company or any of its subsidiaries during 2008.

In connection with the November 2005 recapitalization that eliminated the company’s then existing dual class stock structure, the company entered into indemnification agreements with certain executive officers listed in the Summary Compensation Table and Directors who were then serving at the request of the company as voting trustees under a Voting Trust Agreement dated August 14, 2000 and/or attorneys in fact under a Durable Power of Attorney dated May 7, 1996 given by Charles H. Kaman in connection with his estate planning arrangements. These individuals were T. Jack Cahill, Paul R. Kuhn and Robert M. Garneau (who are both retired from the Company), as well as Wanda L. Rogers and John S. Murtha, former directors of the company. The indemnification agreements are intended to have the same basic scope as Connecticut statutory indemnification for actions taken as directors or officers and the company will indemnify such officers and directors for any and all expenses and damages, including attorneys’ fees, settlements and judgments, incurred in connection with a claim arising from any action taken or not taken in their capacity as a voting trustee or attorney in fact. As of the date of this proxy statement, no claims have been brought and no reimbursements made under these agreements.

AUDIT COMMITTEE REPORT

The directors named below constitute the current Audit Committee (the “Committee”) of the Board. We each serve for a term of one year and until our successors are elected and qualify. The Board has made an affirmative determination that each of us is independent, as defined by the Nasdaq Stock Market, Inc. and the SEC and otherwise in accordance with the Committee’s charter and the company’s Governance Principles.

The Committee oversees the company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and for expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Committee reviewed and discussed with management and KPMG LLP the company’s audited consolidated financial statements for the year ended December 31, 2008, the representations of management and KPMG’s opinion regarding such statements, and the company’s system of internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act. The Committee discussed with the company’s Director of Internal Audit and with KPMG LLP the overall scope and plan of their individual audits and reviewed the results of their examinations and the overall quality of the company’s financial reporting. The Committee also received from KPMG LLP a written report relative to matters required by Statement on Auditing Standards No. 114 and discussed the report with KPMG LLP and management. Based upon these reviews and discussions and in reliance upon them, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

During 2008, the Committee monitored the qualifications, performance, effectiveness and independence of KPMG LLP, the company’s independent registered public accounting firm. In that regard, the Committee has received from KPMG, and discussed with it, a written report required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning KPMG’s independence.

The Committee also approved KPMG LLP as the independent registered public accounting firm for 2009, which approval has been ratified by the Board and is being recommended for ratification by shareholders at the 2009 Annual Meeting of Shareholders.

Audit Committee

Edwin A. Huston, Chair
Robert Alvine
Brian E. Barents
Eileen S. Kraus

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY (Proposal No. 2)

The Board of Directors Recommends a Vote “For” this Proposal.

The Audit Committee has selected KPMG LLP as the independent registered public accounting firm for the company for the calendar year ending December 31, 2009 and the Board has ratified this choice. Although not legally required to do so, the Board has historically chosen to ask the company’s shareholders to ratify the selection of the company’s independent registered public accounting firm. In the event shareholders do not ratify the appointment, the Audit Committee and the Board will reconsider it. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from shareholders.

Principal Accounting Fees and Services

The following is a summary of the fees billed to the company by KPMG LLP for professional services rendered for the years ended December 31, 2008 and 2007:

Fee Category	2008 Fees	2007 Fees
	(In Thousands)
Audit Fees	$1,198.7	$960.9
Audit-Related Fees	298.5	317.0
Tax Fees	435.1	359.1
Total Fees	$1,932.3	$1,637.0

Audit Fees relate to services rendered for the audit of the company’s consolidated financial statements and audit of the effectiveness of internal controls and financial reporting as of December 31, 2008 and review of the interim consolidated financial statements included in quarterly reports and services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees relate to assurance and related services that are reasonably related to performance of the audit or review of the company’s consolidated financial statements and which are not reported under “Audit Fees”. These services have included employee benefit plan audits.

Tax Fees relate to tax compliance, tax advice, and tax planning services, including assistance with federal, state and international tax compliance, tax audit defense, acquisitions and international tax planning.

The Audit Committee’s policy is to pre-approve all audit, non-audit, tax and other fees to be paid to its independent auditor. The Chairman of the Committee has been authorized by the Committee to pre-approve certain proposals, subject to the full Committee’s approval at a subsequent meeting. Pre-approvals are specific as to the particular service that is proposed and each service is generally subject to a budget.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Pursuant to SEC rules, proposals of shareholders intended to be included in the company’s 2010 proxy materials and submitted for action at the 2010 Annual Meeting of Shareholders must be received by the company, 1332 Blue Hills Avenue, Bloomfield, CT 06002 on or before October 30, 2009. Pursuant to SEC rules and the company’s Bylaws, shareholders who wish to present a proposal at the 2010 Annual Meeting of Shareholders, when such proposal is not intended to be included in the company’s proxy materials relating to that meeting, must give advance notice to the company, 1332 Blue Hills Avenue, Bloomfield, CT 06002 on or before January 31, 2010, but no earlier than January 16, 2010, which is the period not less than 75 days, nor more than 90 days, prior to the first anniversary of the company’s Annual Meeting of Shareholders to be held on April 15, 2009.

GENERAL

The company pays the cost of solicitation of proxies. The solicitation will be made by mail and may also include participation of the company’s officers and employees personally or by telephone, facsimile, or Internet, without additional compensation. The company may also reimburse brokers, dealers, banks, voting trustees or their nominees for reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners.

The company will provide without charge, upon written request from a shareholder, a copy of the company’s Annual Report to Shareholders, which includes the company’s Annual Report on Form 10-K, including financial statements and the financial statement schedules for the year ended December 31, 2008.

Exhibit 1

National Survey Data Used by
Independent Compensation Consultant
For 2007 Market Report

	Compensation Element
Surveys	Base Salary	Annual Cash Incentive Award Target	Long-term Compensation Target	Number of Participants
Hewitt Associates—Executive Compensation Survey	X	X	Limited	591	Fortune 1000 companies
Towers Perrin—Executive Compensation Database	X	X	X	472	Fortune 1000 companies
Hewitt Associates Total Compensation Center	—	—	X		Not determinable

Sample of Russell 2000 Companies
Used to Evaluate Reasonableness of
CEO Base Salary and Target Cash Incentive Award

Kaman – Benchmark Russell 2000 Companies

Company	2007 Revenues (millions)
Albany International	$1,092,977
Barnes Group	$1,439,502
Callaway Golf	$1,124,600
Carpenter Technology	$1,953,500
Champion Enterprises	$1,273,465
Enpro Industries	$1,030,000
H B Fuller	$1,400,258
Hexcel Corp	$1,171,000
Intermec Inc.	$849,220
Moog Inc	$1,903,000
Nordson Corp	$1,124,829
Plexus Corp	$1,841,622
Schulman (A) Co	$1,984,011
Spartec Corp	$1,451,983
Stepan Co	$1,329,901
Superior Industries Int’l	$956,892
Technitrol Inc	$1,026,555
Teledyne Technologies	$1,622,300
Tupperware Brands	$1,981,400
Valmont Industries	$1,499,800
Varian Inc	$1,012,500
Wellman, Inc	$1,069,400
Median	$1,301,683
Average	$1,369,942

Note:
Data taken from most recent 10K and proxy statements as of January 2009.

This Proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given, it will be voted in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote “FOR” PROPOSALS 1 AND 2.

FOR ALL (except as indicated below)	AUTHORITY WITHHELD	*EXCEPTIONS

PROPOSAL 1 ☐	☐	☐

Election of three (3) Class 1 Directors
01 E. Reeves Callaway III
02 Karen M. Garrison
03 A. William Higgins

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions ____________________________________________________

		Please mark your votes as indicated in this example		☒

		FOR	AGAINST	ABSTAIN

PROPOSAL 2	Ratification of appointment of KPMG LLP as independent registered public accounting firm for the Company.	☐	☐	☐

To act in their discretion upon any other business which may properly come before the meeting or any adjournment thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature ____________________ Signature _____________________ Title(s) ______________ Date _______, 2009
NOTE: Please sign exactly as name(s) appear hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Kaman Corporation

You can view the Annual Report and Proxy Statement on the internet at:

http://bnymellon.mobular.net/bnymellon/kamn

INTERNET http://wwwproxyvoting.com/kamn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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KAMAN CORPORATION

PROXY FOR COMMON STOCK IS SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned holder of Kaman Corporation Common Stock hereby appoints Neal J. Keating and William C. Denninger, or either of them with full power of substitution, as attorneys and proxies for and in the name of the undersigned to vote all the shares of the Common Stock of Kaman Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, April 15, 2009, beginning at 11:00 a.m., local time, at the company, 1332 Blue Hills Avenue, Bloomfield, Connecticut, and at any adjournments or postponements thereof, as directed on this card on the matters set forth on the reverse side hereof, all as described in the accompanying Proxy Statement and in their discretion, on all other matters that may properly come before such Annual Meeting.

This proxy card, when properly executed, will be voted in the manner directed herein. If the proxy is signed and returned but no directions are given, then the proxy will be voted “FOR” approval of each of Proposals 1 and 2 and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting.

The Kaman Corporation Board of Directors recommends a vote “FOR” Proposals 1 and 2.

(Continued, and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲	FOLD AND DETACH HERE	▲

PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PX42076